UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

PREMIER EXHIBITIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2009 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NOS. 2 AND 3 FINANCING PROPOSALS
PROPOSAL NO. 4 OUR PROPOSED 2009 EQUITY INCENTIVE PLAN
PROPOSAL NO. 5 RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL
OUR SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
OTHER MATTERS
INCORPORATION BY REFERENCE
APPENDIX A
APPENDIX B
APPENDIX C

Preliminary Copy — Subject to Completion Dated June 30, 2009

PREMIER EXHIBITIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 6, 2009

The annual meeting of shareholders of Premier Exhibitions, Inc. will be held at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326 on Thursday, August 6, 2009 at 10:00 a.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

1.	to elect as directors the seven nominees named in the proxy statement and recommended by our board of directors to serve until the 2010 annual meeting of shareholders and until the subsequent election and qualification of their respective successors;

2.	to approve the issuance of our common stock upon conversion of our notes held by Sellers Capital Master Fund, Ltd. and SAF Capital Fund LLC in the aggregate principal amount of $12.0 million, to allow us to comply with the listing rules of the NASDAQ Global Market;

3.	to approve an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million to 65 million shares, to enable the full conversion of the notes, which are the subject of Proposal No. 2, the issuance of shares under our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4, and for other corporate purposes;

4.	to approve our proposed 2009 Equity Incentive Plan;

5.	to ratify the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending February 28, 2010; and

6.	to transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The board of directors has fixed the close of business on June 17, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors,

Christopher J. Davino
Interim President and Chief Executive Officer

Atlanta, Georgia
July [ • ], 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Shareholders to Be Held on August 6, 2009: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for our fiscal year ended February 28, 2009 are available on our website at www.prxi.com. Under new rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Preliminary Copy — Subject to Completion Dated June 30, 2009

PREMIER EXHIBITIONS, INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Premier Exhibitions, Inc. (the “company,” “we” or “us”), a Florida corporation, for use at the 2009 annual meeting of shareholders to be held on Thursday, August 6, 2009 at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The annual meeting will be held at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326.

Principal Executive Offices

Our principal executive offices are located at 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, and our telephone number is (404) 842-2600.

Mailing Date

The definitive proxy solicitation materials are first being mailed by us on or about July 6, 2009 to all shareholders entitled to vote at the annual meeting.

Availability of Proxy Materials on the Internet

Under new rules issued by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including the proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for our fiscal year ended February 28, 2009, or “fiscal year 2009” (the “Annual Report on Form 10-K”) are available on our website at www.prxi.com.

Record Date and Our Common Stock

Shareholders of record at the close of business on June 17, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated common stock, $0.0001 par value per share. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “PRXI.” As of the record date, 30,198,966 shares of our common stock were issued and outstanding.

Solicitation of Proxies

We are making this solicitation of proxies, and we will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We have engaged the services of The Altman Group, Inc. to assist us in the solicitation of proxies and for advisory services in connection with this solicitation at an anticipated cost of

$10,000, plus a tabulation fee of $2,500 and approved and reasonable out-of-pocket expenses. Our agreement with The Altman Group, Inc. contains customary confidentiality and indemnification provisions. It is anticipated that The Altman Group, Inc. will utilize approximately 25 of its employees in connection with its services to us for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on our behalf, in person or by mail, telephone, facsimile or other electronic means, by our directors, officers and regular employees, without additional compensation.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation, at any time before it is voted, by either:

•	delivering a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank or other nominee confirming both (i) your beneficial ownership of the shares and (ii) that the broker, bank or other nominee is not voting the shares at the meeting.

Proxy Cards and Voting

Each shareholder is entitled to one vote for each share of common stock held as of the record date.

If we receive the enclosed proxy, properly executed, in time to be voted at the annual meeting, the board of directors will vote the shares represented by it in accordance with the instructions marked on the proxy. An executed proxy without instructions marked on it will be voted:

1.	‘‘FOR” each of the seven nominees for election as director;

2.	‘‘FOR” approval of the issuance of our common stock upon conversion of our notes held by Sellers Capital Master Fund, Ltd. and SAF Capital Fund LLC in the aggregate principal amount of $12.0 million, to allow us to comply with the listing rules of the NASDAQ Global Market;

3.	‘‘FOR” approval of an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million to 65 million shares, to enable the full conversion of the notes, which are the subject of Proposal No. 2, the issuance of shares under our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4, and for other corporate purposes;

4.	‘‘FOR” approval of our proposed 2009 Equity Incentive Plan; and

5.	‘‘FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year ending February 28, 2010, referred to as “fiscal year 2010.”

The shares represented by the enclosed proxy may also be voted by the named proxies for such other business as may properly come before the annual meeting or at any adjournments or postponements of the annual meeting.

Election of Directors

Our board of directors, upon recommendation of its corporate governance and nominating committee, has nominated William M. Adams, Douglas Banker, Christopher J. Davino, Jack Jacobs, Mark A. Sellers, Bruce Steinberg and Samuel S. Weiser for election at the annual meeting. If elected, each will serve a one-year term expiring at our 2010 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death. Background information about the nominees is provided in Proposal No. 1.

Each of the nominees has consented to serve if elected. If any of them becomes unable or unwilling to serve as a director before the annual meeting, our board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. Our board of directors alternatively could decide to reduce the size of our board to the extent permitted by our articles of incorporation, by-laws and applicable laws. We presently do not know of any reason why any nominee will be unable or unwilling to serve.

Our board of directors recommends that you vote “FOR” the election of these nominees.

Issuance of Our Common Stock Upon Conversion of Our Notes

Upon the recommendation of our Independent Financing Committee and the approval of our board, on May 6, 2009 we entered into a convertible note purchase agreement with Sellers Capital Master Fund, Ltd., which contemplated the sale by us of unsecured convertible promissory notes (the “Notes”) in the aggregate principal amount of $12.0 million. Pursuant to the note purchase agreement, Sellers Capital Master Fund, Ltd. acquired Notes in the principal amount of $11.55 million, and SAF Capital Fund LLC acquired Notes in the principal amount of $0.45 million. Subject to shareholder approval, the Notes are convertible into shares of our common stock at a conversion price of $0.75 per share, a premium of approximately 7.1% to the closing price of our common stock on the NASDAQ Global Market immediately preceding the execution of the convertible note purchase agreement. Proposal No. 2 requests shareholder approval for the issuance of our common stock upon conversion of the Notes, to allow us to comply with the listing rules of the NASDAQ Global Market.

Our board of directors recommends that you vote “FOR” this proposal.

Amendment to Our Articles of Incorporation to Increase Our Number of Authorized Shares

We are requesting your approval to increase the number of authorized shares of our common stock from 40 million to 65 million. The purpose for the increase is to enable the full conversion of the Notes held by Sellers Capital Master Fund, Ltd. and SAF Capital Fund LLC and to have sufficient shares available for the issuance of shares pursuant to our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4. In addition, although we currently have no such plans other than our proposed 2009 Equity Incentive Plan described in Proposal No. 4, our board of directors desires to provide us with the ability to issue additional shares in the future in connection with possible equity financings, strategic transactions or joint ventures, equity-based awards to our employees, directors and other persons, and for other general corporate purposes.

Our board of directors recommends that you vote “FOR” the amendment of our articles of incorporation to increase our number of authorized shares from 40 million to 65 million.

2009 Equity Incentive Plan

Subject to shareholder approval at the annual meeting, on June 17, 2009 our board of directors approved our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4. Our board adopted the plan in order to increase the number of shares of our common stock available for equity awards to our key employees, directors and consultants and to provide the ability to grant a full range of equity and cash-based awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, dividend equivalents and other awards relating to our common stock. We expect that the proposed 2009 Equity Incentive Plan will be an important factor in attracting, retaining and rewarding the high caliber individuals essential to our success and in motivating them to strive to enhance our growth and profitability.

Our board of directors recommends that you vote “FOR” our proposed 2009 Equity Incentive Plan.

Ratification of Our Independent Registered Public Accounting Firm

The audit committee of our board of directors has selected Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year 2010. The selection will be presented to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the audit committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the audit committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Our board of directors recommends that you vote “FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. to serve as our independent registered public accounting firm.

Quorum

A quorum is required for shareholders to conduct business at the annual meeting. The presence, in person or by proxy, of shareholders holding a majority of the shares entitled to vote at the meeting will constitute a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election. The affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting and cast on the proposal will be required for approval of the other proposals covered by this proxy statement (without regard to broker non-votes).

The selection of Cherry, Bekaert & Holland, L.L.P. is being presented to our shareholders for ratification. Our audit committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Effect of Abstentions

Abstentions (including instructions to withhold authority to vote for one or more director nominees) are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted upon at the annual meeting.

Effect of “Broker Non-Votes”

Under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients, who are the beneficial owners of such shares, brokers normally have the discretion to vote such shares on routine matters, such as director elections and the ratification of the selection of an independent registered public accounting firm, but not on non-routine matters. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a non-routine proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

Because the proposals to be acted upon at the annual meeting include both routine matters as well as non-routine matters, with respect to uninstructed shares, a broker may submit a proxy card and vote on the routine matters, but not on the non-routine matters. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether a proposal has been approved.

Cumulative Voting

Our shareholders have no cumulative voting rights in the election of directors.

Dissenters’ Rights

Under Florida law, our shareholders do not have dissenters’ rights with respect to any proposal to be considered at the annual meeting.

Annual Report on Form 10-K

We have enclosed with this proxy statement our Annual Report on Form 10-K, excluding the exhibits attached thereto. The report includes our audited financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Annual Report on Form 10-K by:

•	accessing our website located at www.prxi.com;

•	writing to us at: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary; or

•	telephoning us at (404) 842-2600.

You can also obtain a copy of our Annual Report on Form 10-K and the other periodic filings that we make with the SEC from the SEC’s EDGAR database located at www.sec.gov.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees Proposed for Election as Directors at the Annual Meeting

Seven directors are proposed to be elected at the annual meeting to serve until our 2010 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death.

Upon the recommendation of our governance and nominating committee, the board of directors has nominated each of William M. Adams, Douglas Banker, Christopher J. Davino, Jack Jacobs, Mark A. Sellers, Bruce Steinberg, and Samuel S. Weiser to serve as our directors. Messrs. Adams, Banker, Davino, Jacobs, Sellers and Steinberg are our current directors standing for re-election. Mr. Sellers, our chairman and the managing member of Sellers Capital LLC, which is an affiliate of our largest shareholder, has recommended Mr. Weiser’s nomination, which our board has approved. Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. N. Nick Cretan, Mark A. Hugh Sam and Alan B. Reed will not continue as directors following the annual meeting.

Any vacancy existing between shareholders’ meetings, including vacancies resulting from an increase in the number of directors or the resignation or removal of a director, may be filled by the board of directors. A director elected to fill a vacancy shall hold office until our next annual meeting of shareholders.

The board of directors does not contemplate that any of the director nominees will be unable or unwilling to serve as a director, but if that contingency should occur before the proxies are voted, the persons named in the enclosed proxy reserve the right to vote for such substitute director nominees as our board may designate.

Unless authority to vote for one or more of the director nominees is specifically withheld, proxies will be voted “FOR” the election of all seven director nominees.

Director
Name and Background	Since

William M. Adams, age 38, has served as one of our directors since January 2009. Mr. Adams has been a Principal with Alpine Investors, LP since September 2001. Alpine Investors, LP is a private equity investor in micro-cap companies focused on firms with less than $100 million of revenue. The firm currently manages $250 million. Mr. Adams focuses primarily on managing and monitoring the operational performance of portfolio companies and developing and implementing growth strategies. Leveraging early career roles that included marketing and sales positions at The Clorox Company and strategic work as a management consultant at The Mitchell Madison Group, a global strategic consulting practice, he works most closely with Alpine’s consumer, retail and direct marketing oriented businesses. Mr. Adams serves on the Boards of Directors of Direct Marketing Solutions, Inc., Lighting By Gregory, McKissock and YLighting, all of which are private companies. He received a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts from Colgate University.
2009

Douglas Banker, age 57, has served as one of our directors since August 2000. Mr. Banker’s more than 30 years of experience in the entertainment industry includes providing management services to musicians and recording artists; marketing, merchandising, licensing and sales of music media products; and the development and management of concerts and similar events. Mr. Banker is currently Vice President of McGhee Entertainment, a successful artist management company with offices in Los Angeles and Nashville. McGhee Entertainment has managed and marketed the careers of many successful recording artists, including Bon Jovi, Motley Crue, Scorpions, KISS, Hootie & The Blowfish, Ted Nugent, Asian pop-star Tata Young and country music stars Chris Cagle and Darius Rucker. Mr. Banker also served as President of the Board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000.
2000

Director
Name and Background	Since

Christopher J. Davino, age 43, has served as one of our directors and as our interim President and Chief Executive Officer since January 2009. From 2007 to 2009, he was a principal and Head of the Corporate Rescue Group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company. At XRoads, Mr. Davino oversaw a national advisory practice of approximately 30 professionals providing strategic, operational and financial advice, interim and crisis management, and transactional services to financially distressed middle market companies and their various creditor and interest holder constituencies. Transactional services included mergers and acquisitions, debt and equity capital raising and balance sheet recapitalizations. From early 2006 until 2007, Mr. Davino was President of Osprey Point Advisors, LLC, a firm providing consulting and investment banking services to companies, including capital raising and mergers and acquisitions transactional services. From July 2004 through December 2005, Mr. Davino was President of E-Rail Logistics Inc., a rail-based logistics company, which he founded. Prior to that position, he worked as a restructuring professional at Financo Inc., an investment banking firm, Wasserstein Perella Co., an investment banking firm, and Zolfo Cooper & Co., an advisory and interim management firm providing restructuring services. Mr. Davino is a member of the Board of Directors of Hirsh International Corp., a public company, and has recently served as Chairman of the Board of Directors of Pendum Inc., a national ATM servicing business and a private company, where he directed the company’s restructuring activities, including the sale of the business. Mr. Davino received his Bachelor of Science from Lehigh University.
2009

Jack Jacobs, age 63, has served as one of our directors since January 2009. Mr. Jacobs has been a principal of The Fitzroy Group, Ltd., a firm that specializes in the development of residential real estate in London and invests both for its own account and in joint ventures with other institutions, for the past five years. He has held the McDermott Chair of Politics at West Point since 2005 and has served as an NBC military analyst since 2002. Mr. Jacobs was a co-founder and Chief Operating Officer of AutoFinance Group Inc., one of the firms to pioneer the securitization of debt instruments, from 1988 to 1989; the firm was subsequently sold to KeyBank. He was a Managing Director of Bankers Trust Corporation, a diversified financial institution and investment bank, where he ran foreign exchange options worldwide and was a partner in the institutional hedge fund business. He retired in 1996 to pursue investments. Mr. Jacobs’ military career included two tours of duty in Vietnam, where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars and the Medal of Honor, the nation’s highest combat decoration. He retired from active military duty as a Colonel in 1987. Since January 2007, Mr. Jacobs has served as a member of the Board of Directors of Xedar Corporation, a public company; and since June 2006 he has been a director of Visual Management Systems, a private company. Mr. Jacobs earned a Bachelor of Arts and a Master’s degree from Rutgers University.
2009

Mark A. Sellers, age 40, has served as Chairman of the Board since January 2009 and as one of our directors since July 2008. Mr. Sellers has been the founder and managing member of Sellers Capital LLC, an investment management firm, since 2003. Sellers Capital LLC manages Sellers Capital Master Fund, Ltd., a hedge fund that is our largest shareholder. Prior to founding Sellers Capital LLC, Mr. Sellers was the Lead Equity Strategist for Morningstar, Inc., a provider of investment research. He holds a Bachelor of Arts from Michigan State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.
2008

Bruce Steinberg, age 52, has served as one of our directors since January 2009. Mr. Steinberg is the former Chief Executive Officer of Hit Entertainment Limited, a television production company in London. During his tenure at Hit Entertainment Limited from June 2005 to March 2008, he turned around declining performance with increased growth for three consecutive years, recruited the senior management, reduced staff costs and consolidated operations. He also restructured the business and revitalized production. Mr. Steinberg managed a staff of 350 with offices in London, New York, Dallas, Manchester, Hong Kong and Tokyo. From 2002 to 2004, he was the Chief Executive Officer of Fox Kids Europe Limited, a publicly traded company broadcasting to more than 100 million homes in 57 countries. Mr. Steinberg has more than 20 years of entertainment industry experience. He is currently Non Executive Chairman of Wannabet Ltd., a private company, and a board member of JDRF UK, a charitable organization. Mr. Steinberg received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Cambridge University and Columbia University.
2009

Director
Name and Background	Since

Samuel S. Weiser, age 49, has been a member and the Chief Operating Officer of Sellers Capital LLC, an investment management firm, where he is responsible for all non-investment activities, since 2007. Mr. Weiser is also an indirect investor in Sellers Capital Master Fund, Ltd., an investment fund managed by Sellers Capital LLC and Premier’s largest shareholder. Since February 2009, Mr. Weiser has been providing consulting services to us through a consulting agreement, which we do not expect to continue past July 31, 2009. From April 2005 to 2007, he was a Managing Director responsible for the Hedge Fund Consulting Group within Citigroup Inc.’s Global Prime Brokerage division. From 2002 to April 2005, he was the President and Chief Executive Officer of Foxdale Management, LLC, a consulting firm founded by Mr. Weiser that provided operational consulting to hedge funds and litigation support services in hedge fund related securities disputes. Mr. Weiser also served as Chairman of the Managed Funds Association, a lobbying organization for the hedge fund industry, from 2001 to 2003.
director nominee

Required Vote for Approval

Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election.

Recommendation of Our Board of Directors

Our board of directors recommends that shareholders vote “for” the election to the board of each of the above nominees.

PROPOSAL NOS. 2 AND 3

FINANCING PROPOSALS

Summary of the Financing Transaction

Upon the recommendation of our Independent Financing Committee and the approval of our board, on May 6, 2009 we entered into a convertible note purchase agreement with Sellers Capital Master Fund, Ltd., which contemplated the sale by us of unsecured convertible promissory notes (the “Notes”) in the aggregate principal amount of $12.0 million (the “Financing Transaction”). Pursuant to the note purchase agreement, Sellers Capital Master Fund, Ltd. acquired Notes in the principal amount of $11.55 million, and SAF Capital Fund LLC acquired Notes in the principal amount of $0.45 million. If our shareholders approve Proposal Nos. 2 and 3 at the annual meeting, the Notes will be convertible into shares of our common stock, as described more fully below.

The following is a summary of the terms of the Financing Transaction. The Financing Transaction is described more fully below in the section titled “The Financing Transaction.” The convertible note purchase agreement, the form of the Notes and the other definitive agreements pursuant to which the Financing Transaction was effected have been filed by us with a Current Report on Form 8-K filed with the SEC on May 13, 2009. You may obtain a copy of that Form 8-K, and the exhibits filed with it, at the SEC’s website located at www.sec.gov.

Issuer:	Premier Exhibitions, Inc. (the “company,” “we” or “us”)

Notes Issued:	Unsecured convertible promissory notes initially bearing interest at a rate of 6.0% per annum. Subject to the shareholder approval requirement described below, the notes are convertible into shares of our common stock. The notes would convert into common stock at a conversion price of $0.75 per share, a premium of approximately 7.1% to the closing price of our common stock on the NASDAQ Global Market immediately preceding the execution of the convertible note purchase agreement.

Aggregate Principal Amount of Notes:	$12.0 million

Noteholders:	Sellers Capital Master Fund, Ltd., in the principal amount of $11.55 million, and SAF Capital Fund LLC, in the principal amount of $0.45 million. It is possible that other investors will become part of the Financing Transaction through the transfer of Notes from the existing noteholders.

Shareholder Approval Requirement:	The conversion of the Notes into shares of our common stock is contingent on the approval by our shareholders of the following proposals:

• Proposal No. 2 — To approve the issuance of common stock upon the conversion of the Notes, to allow us to comply with the listing rules of the NASDAQ Global Market.

• Proposal No. 3 — To approve an amendment to our articles of incorporation to increase the number of our authorized shares of common stock to enable the full conversion of the Notes.

Conversion Rights:	The Notes may be converted into shares of our common stock by the noteholders at any time beginning five business days after the approval of Proposal Nos. 2 and 3 at our annual meeting. In addition, if Proposal Nos. 2 and 3 are approved by our shareholders, we have the right to convert the Notes into common stock if the closing price of our common stock exceeds $1.00 per share for five successive trading days.

Interest Expense:	At the initial interest rate of 6.0% per annum, we will incur interest expense under the Notes of $60,000 per month. If Proposals No. 2 and 3 are not approved at the annual meeting and the interest rate under the Notes is increased to 18.0% per annum, we will incur interest expense of $180,000 per month. If Proposals No. 2 and 3 are approved by our shareholders at the annual meeting and the Notes are thereafter converted into shares of our common stock, we will no longer pay any interest under the Notes. During our fiscal 2009, we incurred annual interest expense of $169,000 under our revolving credit facility with Bank of America.

Maturity Date:	The Notes become due in three years from the issue date, if not prepaid or converted prior to such date.

Consequences if Proposal Nos. 2 and 3 Are Not Approved:	If Proposal Nos. 2 and 3 are not approved by our shareholders:
• the Notes become due 180 days following the annual meeting;

• the interest rate under the Notes increases to 18.0% per year, retroactive to the issuance of the Notes;

• we would be required to reimburse the noteholders’ reasonable expenses related to the Financing Transaction; and

• the Notes would become immediately secured by a perfected first priority security interest in all assets of the company, including the stock of our subsidiaries, and we would not be permitted to grant any security interest in any assets of the company or our subsidiaries without the consent of the noteholders.

Voting Restrictions:	The noteholders may not vote any of the shares of common stock issuable upon conversion of the Notes, except in the following circumstances:

• after any third party acquires beneficial ownership of 10% or more of our outstanding shares, for so long as such party maintains such ownership;

• on any matter presented to our shareholders involving a merger, sale transaction or other change-of-control transaction involving a third party; or

• on any matter presented to our shareholders that requires the votes or consents of the holders of more than 50% of the outstanding shares of our common stock, provided that in this case the noteholders must vote the shares in the same proportion as our other shares are voted.

Prepayment Prior to the Annual Meeting:	We have the right to prepay any portion or all of the Notes at any time up to and including the fifth business day preceding the annual meeting, subject to our obligation to reimburse the noteholders’ reasonable expenses related to the Financing Transaction and a prepayment fee in the form of warrants to purchase a number of shares of our common stock equal to 7.0% of the number of shares into which the Notes would have been convertible at an exercise price of $0.70 per share, which was the closing price of our common stock on the NASDAQ Global Market immediately preceding the execution of the convertible note purchase agreement.

Prepayment After the Annual Meeting:	On or after the first business day after the annual meeting, we have the right to prepay the Notes without being subject to an expense reimbursement obligation or prepayment fee, subject to the right of the noteholders to convert the Notes into common stock prior to such prepayment, if our shareholders have approved Proposal Nos. 2 and 3.

Registration Rights:	We have agreed to register for resale the shares issuable upon conversion of the Notes and the exercise of the warrants related to the prepayment fee, if any, pursuant to the terms of a registration rights agreement between us and the noteholders.

Indemnity:	We have agreed to indemnify the noteholders against claims brought by our shareholders, in their own right or on behalf of the company, in connection with the Financing Transaction.

Closing Dates:	Sellers Capital Master Fund, Ltd. acquired Notes in the principal amount of $6.0 million on May 11, 2009 and Notes in the principal amount of $5.55 million on June 15, 2009. SAF Capital Fund LLC acquired Notes in the principal amount of $0.45 million on June 15, 2009.

Use of Proceeds:	The proceeds from the Financing Transaction are being used by us to finance ongoing operations and our initiatives to turn the company around. We expect that the proceeds from the Financing Transaction will allow us to fund our operations through at least April 2010.

Background to and Reasons for the Financing Transaction

After the conclusion of the consent solicitation led by Sellers Capital LLC, Sellers Capital Master Fund, Ltd. and their slate of four independent director candidates, on January 28, 2009 we recognized the election of William M. Adams, Christopher J. Davino, Jack Jacobs and Bruce Steinberg as directors of the company. On the same date, Mark A. Sellers was elected as our non-executive chairman of the board, and Mr. Davino, then a principal and head of the corporate rescue group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company, was appointed as our interim president and chief executive officer.

Prior to the election of these new directors, we disclosed that due to our deteriorating financial condition we would likely need to raise financing in fiscal year 2010. Soon after our new directors were seated and Mr. Davino began working as our interim president and chief executive officer, we recognized that our efforts to raise financing should begin immediately. At a meeting of our board on February 19, 2009, our directors discussed our need for substantial additional financing and the importance of beginning that process as early as possible to allow us to consider all available options and maximize our potential leverage in any negotiations. At the February 19, 2009 board meeting, our board authorized a process to be led by Mr. Davino in which we would consider all of the types of financings that might be available to us, whether through new credit facilities, a mezzanine financing, a private investment in public equity (or PIPE) offering, a traditional equity financing or a possible strategic transaction.

Over the course of the next month, Mr. Davino contacted approximately 20 investors that provide financing to distressed companies and that we believed were the most likely parties to provide funding to the company. Each of these investors declined to make an offer to provide financing to us. We believe that these investors declined to provide financing to us for a variety of reasons, including the uncertain nature of our rights in our Titanic assets, the relatively small size of the investment, the comparatively illiquid nature of an investment in the company, and the high interest rates available elsewhere in the distressed debt markets. During this period of time, we also considered potential licensing arrangements, joint ventures and other strategic transactions that might resolve our need for financing, but determined that these alternatives were either not available, would not provide sufficient financing or would not maximize the company’s enterprise value. Our board and management were also aware during this time period that, due to our deteriorating financial performance, we were likely to lose access to our existing revolving credit facility with Bank of America in the near term.

In mid-March, Mr. Davino approached our chairman, Mr. Sellers, to inquire whether Sellers Capital might be interested in providing financing to the company. Mr. Sellers indicated that Sellers Capital could consider making a proposal, but that due to Sellers Capital’s investment restrictions any investment would need to be in the form of equity.

At a meeting of our board on March 25, 2009, our board determined that, although we would continue to pursue possible financing and other strategic transactions with other parties, a special financing committee should be formed to consider a possible financing by Sellers Capital. The board then approved the formation of the Independent Financing Committee, consisting of Mr. Adams, Mr. Davino and Mr. Alan B. Reed, each of whom was considered to be independent of Sellers Capital. The Independent Financing Committee was given the authority to consider and negotiate the terms of any financing proposal made by Sellers Capital or any other potential investors and to engage its own financial advisors and legal counsel. The Independent Financing Committee subsequently engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) as its financial advisor and Greenberg Traurig, P.A. as its legal counsel.

The initial proposal provided to us by Sellers Capital provided for a $12.0 million convertible note financing, the principal amount of which would convert into common stock of the company at a premium to prevailing market prices. The offer contemplated that Sellers Capital would provide at least $6 million of the financing, and the balance would be provided by Sellers Capital and other investors that the company would approach after the finalization of terms with Sellers Capital, with Sellers Capital being obligated to provide any part of the financing not provided by other investors. Because the equity feature of the financing proposed by Sellers Capital would require shareholder approval under the listing rules of the NASDAQ Global Market and would require the company to authorize additional shares of common stock (as more fully described below under the section titled “Shareholder Approval Condition”), the conversion of the debt into equity would be conditioned on approval by our shareholders. The offer also provided that, if such shareholder approval was not obtained, the maturity date of the debt would accelerate and a penalty interest rate would apply.

In multiple meetings during March and April, the Independent Financing Committee considered the financing proposal made by Sellers Capital and negotiated the terms of the potential transaction directly with Sellers Capital. During these negotiations, the Independent Financing Committee negotiated several enhanced terms for the proposed financing, including a lower interest rate, a longer period for the company to repay the indebtedness if shareholder approval for the conversion feature was not obtained, and a prepayment provision that would allow the company to prepay the convertible notes in the event that the company could obtain alternative financing on better terms, subject to a prepayment fee in the form of warrants to purchase a number of shares of our common stock equal to 7.0% of the number of shares into which the convertible notes would convert. The Independent Financing Committee also agreed that, if shareholder approval for the conversion of the notes was not obtained, the notes would become immediately secured by a first priority security interest in all of our assets, including the stock of our subsidiaries.

During March and April, the Independent Financing Committee also continued to consider other possible financing transactions and strategic transactions that might be available to the company, including by utilizing an investment banking firm to contact possible acquirers. The Independent Financing Committee reported its progress to our board in three board meetings held during April. Upon the reporting of our financial results for our fiscal year 2009 in May, we lost access to our existing revolving credit facility with Bank of America, due to our financial performance.

In board meetings held on May 4, 5 and 6, the Independent Financing Committee reported its conclusions to our board and explained the reasons for its conclusions. The Independent Financing Committee concluded that the Sellers Capital proposal was the best financing option available to the company and recommended that our board approve the proposal. The Independent Financing Committee based its recommendation on:

•	the terms of Sellers Capital’s offer that the committee believed are favorable to the company, including the relatively low interest rate, the conversion of the debt into equity at a premium to market prices prevailing at the time, and the lack of an upfront security interest in the company’s assets;

•	the enhanced provisions that the committee was able to negotiate with Sellers Capital, including the ability of the company to prepay the notes, subject to a limited equity penalty, if financing became available on better terms;

•	the presence of limited restrictive covenants on us in the proposed terms of the Financing Transaction;

•	the lack of any financing proposals from any of the parties that had been approached by the company;

•	the committee’s belief that the Financing Transaction had the potential to maximize our enterprise value to a greater extent than the potential licensing arrangements, joint ventures and other strategic transactions that the committee considered; and

•	the presentation and fairness opinion provided to the committee by Ladenburg, which is described below in the section titled “Fairness Opinion and Analysis of Ladenburg Thalmann & Co. Inc.”

Our board considered the recommendation of our Independent Financing Committee during the meetings held on May 4, 5 and 6, and approved the Financing Transaction at the conclusion of these meetings. The board also resolved to put before our shareholders at the annual meeting the proposals that are set forth in Proposal Nos. 2 and 3. Our board also resolved to recommend that our shareholders vote in favor of these proposals.

In connection with approving the Financing Transaction, our board approved under Section 607.0902 of the Florida Business Corporation Act (known as the Control Share Acquisition Statute) the issuance of shares of our common stock to Sellers Capital Master Fund, Ltd. upon conversion of the Notes in an amount that would result in it beneficially owning more than one-third of our outstanding common stock. However, our board did not approve the acquisition by Sellers Capital Master Fund, Ltd. of more than a majority of our outstanding common stock, an additional threshold requiring approval under the Florida Control Share Acquisition Statute. Therefore, if Sellers Capital Master Fund, Ltd. desires to acquire shares that would result in it owning more than a majority of our outstanding shares, it would need the approval of our board or our shareholders under such statute in order for the acquired shares to have voting rights in its hands.

On May 6, 2009, we entered into a convertible note purchase agreement with Sellers Capital Master Fund, Ltd., and on May 11, 2009, we sold an initial Note to Sellers Capital Master Fund, Ltd. in the principal amount of $6.0 million. Between May 6 and the second closing on June 15, 2009, we approached numerous potential investors, including a number of our existing investors, about participating in the second closing. Only one of these investors, SAF Capital Fund LLC, elected to participate in the Financing Transaction. Therefore, in the second closing, we sold Notes in the principal amount of $0.45 million to SAF Capital Fund LLC and Notes in the principal amount of $5.55 million to Sellers Capital Master Fund, Ltd., pursuant to its obligation to acquire the Notes not acquired by other investors.

The terms of the Financing Transaction are summarized above in the section titled “Summary of the Financing Transaction” and are described more fully in the section below titled “The Financing Transaction.”

Proposal No. 2 — Issuance of Common Stock Upon Conversion of the Notes

Proposal No. 2:

To approve the issuance of common stock upon the conversion of the Notes, to allow us to comply with the listing rules of the NASDAQ Global Market.

The Financing Transaction

On May 6, 2009, we entered into a convertible note purchase agreement with Sellers Capital Master Fund, Ltd., which contemplated the sale of Notes in the aggregate principal amount of $12.0 million in two closings. Sellers Capital Master Fund, Ltd. acquired Notes in the principal amount of $6.0 million on May 11, 2009 and Notes in the principal amount of $5.55 million on June 15, 2009. SAF Capital Fund LLC acquired Notes in the principal amount of $0.45 million on June 15, 2009. It is possible that other investors will become part of the Financing Transaction through the transfer of Notes from the existing noteholders. Although we are not aware of any specific transfer, Sellers Capital Master Fund, Ltd. has indicated to us that it desires to transfer a portion of the principal amount of Notes held by it.

The Notes bear interest at an initial rate of 6.0% per annum, payable monthly in cash, and become due in three years from the issue date, if not prepaid by us or converted prior to such date. Subject to the shareholder approval requirement described in the section below titled “Shareholder Approval Condition,” the Notes are convertible into shares of our common stock at a conversion price of $0.75 per share, a premium of approximately 7.1% to the closing price of our common stock on the NASDAQ Global Market immediately preceding the execution of the convertible note purchase agreement. Upon the conversion of the Notes, the principal amount of the Notes, together with all accrued and unpaid interest, will be converted into shares of our common stock.

If our shareholders approve Proposal Nos. 2 and 3 at the annual meeting, the noteholders will have the right to convert the Notes into shares of our common stock at any time beginning five business days after the annual meeting. In addition, if Proposal Nos. 2 and 3 are approved by our shareholders, we will have the right to convert the Notes into our common stock if the closing price of our common stock exceeds $1.00 per share for five successive trading days.

If our shareholders do not approve Proposal Nos. 2 and 3 at the annual meeting, the Notes will become due 180 days following the annual meeting, and the interest rate under the Notes will increase to 18.0% per year, retroactive to the issuance of the Notes. We will also be required to reimburse the noteholders’ reasonable expenses related to the Financing Transaction. In addition, the Notes will become immediately secured by a perfected first priority security interest in all assets of our company, including the stock of our subsidiaries, and we will not be permitted to grant any other security interest in any of our assets or the assets of our subsidiaries without the consent of the noteholders. However, if our shareholders do not approve Proposal Nos. 2 and 3 at the annual meeting, the due date of the Notes will not accelerate, the interest rate will not increase to 18.0% per year, and the Notes will not become secured if the noteholders did not vote their shares of our common stock acquired prior to the execution of the convertible note purchase agreement in favor of these proposals, unless the shareholder approval would not have been obtained even if the noteholders had voted their shares in favor of Proposal Nos. 2 and 3.

If our shareholders do not approve Proposal Nos. 2 and 3 at the annual meeting, but approve these proposals within 180 days after the annual meeting, the due date of the Notes will not accelerate, the interest rate will revert to the interest rate of 6.0% per year, and any security interest will immediately terminate.

We have the right to prepay any portion or all of the Notes at any time up to and including the fifth business day preceding the annual meeting, subject to a prepayment fee in the form of warrants to purchase a number of shares of our common stock equal to 7.0% of the number of shares into which the Notes would have been convertible. The warrants would have a term of five years and an exercise price of $0.70 per share, which was the closing price of our common stock on the NASDAQ Global Market immediately preceding the execution of the convertible note purchase agreement. If the Notes are prepaid prior to the annual meeting, we will be required to reimburse the noteholders’ reasonable expenses related to the Financing Transaction. On or after the first business day after the annual meeting, we have the right to prepay the Notes without a prepayment fee or expense reimbursement obligation, subject to the right of the noteholders to convert the Notes into our common stock prior to the prepayment, if our shareholders have approved Proposal Nos. 2 and 3.

In the event that the Notes are converted into shares of our common stock, the convertible note purchase agreement would impose restrictions on the ability of the noteholders to vote the shares received by them in connection with such conversion. The noteholders have agreed that they would not be permitted to vote such shares except in the following circumstances:

•	If any third party (other than an affiliate of the noteholders) acquires beneficial ownership of 10% or more of the outstanding shares of our common stock, then the shares may be voted so long as such third party beneficially owns 10% or more of the outstanding shares of our common stock.

•	The shares may be voted on any transaction (other than one involving the noteholders or any of their affiliates) that is submitted to our shareholders under Section 607.0901 or 607.0902 of the Florida Business Corporation Act, addressing change-of-control and affiliated party transactions, or pursuant to which any third party would (i) acquire all or substantially all of our assets, (ii) merge with or into us, or (iii) acquire shares of our common stock, in the cases of (ii) and (iii) after which such third party would beneficially own 50% or more of the outstanding shares of our common stock.

•	If any matter is presented to our shareholders that requires the votes or consents of the holders of more than 50% of the outstanding shares of our common stock, then the noteholders may vote or provide consents on any such matter, provided that in any such case the noteholders must vote the shares in the same proportion as our other outstanding shares are voted.

The Notes contain customary events of default, including: our failure to pay any principal or interest within 10 business days after the due date; our voluntary or involuntary bankruptcy; our insolvency; and our material breach of the convertible note purchase agreement, the Notes or the other agreements pursuant to which the Financing Transaction was effected. Upon the occurrence of an event of default, all amounts outstanding under the Notes would automatically become immediately due, and the noteholders would have the right to exercise any other rights allowed by law.

In the convertible note purchase agreement, we provided customary representations and warranties to the noteholders, including representations and warranties relating to our organization and good standing; our authority and right to enter into the Financing Transaction; our capitalization; our historical financial statements and SEC filings; compliance of the Financing Transaction with applicable law; our financial advisors; indebtedness and liens; litigation; and insurance. The noteholders provided customary representations and warranties to us in the convertible note purchase agreement relating to their participation in the Financing Transaction. The representations and warranties contained in the convertible note purchase agreement survive for a period of three years. The convertible note purchase agreement also contains restrictive covenants pursuant to which we agreed that we would, until the Notes have been repaid in full: not incur any liens on our assets; conduct our business in the ordinary course and preserve our material rights; comply with applicable laws; and comply with our filing obligations under the federal securities laws.

In the convertible note purchase agreement, we have agreed to indemnify the noteholders against any claim brought by any shareholder of the company, in the shareholder’s own right or on behalf of the company, alleging that the Financing Transaction or any of the agreements entered into in connection with the Financing Transaction do not comply with, or were entered into in breach or violation by the company or any of its directors or officers of, applicable law. We are not required to provide this indemnification to a noteholder in the event that any such claim is ultimately proven to have been caused by the noteholder’s gross negligence, willful misconduct or violation of law.

We have entered into a registration rights agreement with the noteholders, pursuant to which we have agreed to register the shares issuable upon the conversion of the Notes and the exercise of the warrants related to the prepayment fee, if any. After the annual meeting, if Proposal Nos. 2 and 3 have been approved, the noteholders may request that we register the shares, and we have agreed to use our reasonable best efforts to effect such registration as soon as practicable after the receipt of such request. In addition, following the annual meeting, if Proposal Nos. 2 and 3 have been approved, any time that we determine to register any of our equity securities, for our own account or the account of others (other than our common stock to be issued in an acquisition of any business or in connection with stock options or other employee benefit plans), the noteholders may request that their eligible shares be included in such registration. In connection with any registration effected for the noteholders, we are required to promptly file a registration statement with the SEC and use our reasonable best efforts to cause the registration statement to become and remain effective until the completion of the distribution contemplated by the registration statement. In the registration rights agreement, we have agreed to provide customary indemnification to the noteholders and their affiliates in connection with any registration effected by us under the agreement.

As of June 17, 2009, Sellers Capital Master Fund, Ltd., which holds $11.55 million in principal amount of Notes, beneficially owns 4,928,399 shares of our common stock, which represents approximately 16.3% of our outstanding common stock. If the Notes are fully converted into shares of our common stock, we would issue approximately 15,400,000 shares to Sellers Capital Master Fund, Ltd. in connection with such conversion. After such conversion, Sellers Capital Master Fund, Ltd. would beneficially own approximately 44.0% of our outstanding common stock. Of these holdings, 33.3% of our outstanding shares would be held by Sellers Capital Master Fund, Ltd. subject to the voting restrictions imposed by the terms of the Financing Transaction.

Our Independent Financing Committee and our board considered the increased percentage stake that Sellers Capital Master Fund, Ltd. would have in us if the Notes are converted into shares of our common stock. The committee and our board concluded that, with an equity stake of only 44.0% and in light of the voting restrictions that are included in the terms of the Financing Transaction, Sellers Capital Master Fund, Ltd. would not control the results of matters that are presented to our shareholders for action. The committee and our board also concluded that Sellers Capital Master Fund, Ltd.’s equity stake would not preclude, and should not dissuade, other parties from making an offer to acquire the company to our board or directly to our shareholders.

If the entire $12.0 million in principal amount of the Notes is converted into shares of our common stock, the existing equity holdings of our shareholders will be diluted. As described below in the section titled “Fairness Opinion and Analysis of Ladenburg Thalmann & Co. Inc.,” based on the closing price of our shares as of May 1, 2009, the existing equity holdings of our shareholders will be diluted by 54.6%. Our Independent Financing Committee and our board considered this dilution in connection with reviewing the Financing Transaction and concluded that, based on our financial circumstances and lack of available alternatives, this dilution was necessary and fair and reasonable to our shareholders.

Shareholder Approval Condition

The conversion of the Notes into shares of our common stock is contingent on approval by our shareholders of both Proposal No. 2 and Proposal No. 3. If either Proposal No. 2 or Proposal No. 3 is not approved by our shareholders, the following will occur:

•	the Notes become due 180 days following the annual meeting;

•	the interest rate under the Notes increases to 18.0% per year, retroactive to the issuance of the Notes;

•	we would be required to reimburse the noteholders’ reasonable expenses related to the Financing Transaction; and

•	the Notes would become immediately secured by a perfected first priority security interest in all assets of the company, including the stock of our subsidiaries, and we will not be permitted to grant any security interest in any of our assets or the assets of our subsidiaries without the consent of the noteholders.

Proposal No. 2 requests shareholder approval for the issuance of our common stock to allow us to comply with the listing rules of the NASDAQ Global Market, which require shareholder approval for (a) the issuance of shares in an amount greater than 20% of our outstanding shares, if the offering price (or, in this case, the conversion price) is less than the greater of the book or market value of our shares and (b) any issuance involving a “change-of-control,” which is deemed to occur when an issuance will cause any party’s ownership of our common stock to exceed 20% of our outstanding shares. In connection with the Financing Transaction, upon the conversion of the Notes we will issue shares of our common stock equal to approximately 53.0% of our outstanding shares. Although the conversion price of the Notes (of $0.75 per share) exceeds the closing price (of $0.70 per share) of our common stock on the NASDAQ Global Market immediately preceding the execution of the note purchase agreement, it does not exceed the book value of our shares, which was $1.31 as of February 28, 2009. In addition, upon the conversion of the Notes the percentage of our outstanding shares beneficially owned by Sellers Capital Master Fund, Ltd. will increase from approximately 16.3% to 44.0%.

In addition, we do not currently have a sufficient number of authorized shares of common stock to allow the full conversion of the Notes. In Proposal No. 3, we are asking our shareholders to approve an amendment to our articles of incorporation increasing the number of our authorized shares of common stock to allow the full conversion of the Notes into common stock.

If Proposal Nos. 2 and 3 are not approved by our shareholders, we will be required to seek alternative financing to repay the Notes within 180 days after the annual meeting and to fund our ongoing operations. If Proposal Nos. 2 and 3 are not approved by our shareholders, we would diligently seek to obtain such alternative financing. However, due to our financial circumstances and recent operating losses, if we are unable to obtain such replacement financing we would likely be unable to continue our operations without filing for bankruptcy protection or taking other extraordinary measures.

Fairness Opinion and Analysis of Ladenburg Thalmann & Co. Inc.

Ladenburg made a presentation to our Independent Financing Committee on May 3, 2009 and subsequently delivered its written opinion to our Independent Financing Committee. The opinion stated that, as of May 3, 2009, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on Ladenburg’s review as set forth in the opinion, the consideration to be received by us in connection with the Financing Transaction is fair to us and our shareholders unaffiliated with Sellers Capital Master Fund, Ltd. from a financial point of view. The financial terms and other terms of the Financing Transaction were determined pursuant to negotiations between us, Sellers Capital Master Fund, Ltd. and each of our respective advisors and not pursuant to recommendations of Ladenburg.

The full text of Ladenburg’s written opinion dated as of May 3, 2009, which sets forth the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Ladenburg in rendering its opinion, is attached as Appendix A to this proxy statement and is incorporated herein by reference. Ladenburg’s opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote or act with respect to the Financing Transaction or any other matter relating thereto. The summary of Ladenburg’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Ladenburg has consented to the inclusion of the full text of its opinion in this proxy statement.

Ladenburg’s opinion is for the use and benefit of our Independent Financing Committee of our board of directors in connection with its consideration of the Financing Transaction. Ladenburg’s opinion may not be used by any other person or for any other purpose without Ladenburg’s prior written consent unless the opinion is filed with or referred to in any registration statement, proxy statement or any other document filed by us with the SEC and it is included in full. Ladenburg’s opinion should not be construed as creating any fiduciary duty on its part to any party.

Ladenburg was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Financing Transaction as compared to any alternative business strategy that might exist for us, whether we should complete the Financing Transaction, and other alternatives to the Financing Transaction that might exist for us. Ladenburg does not express any opinion as to our underlying valuation or future performance or the price at which our securities might trade at any time in the future.

Ladenburg’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, May 3, 2009. Accordingly, although subsequent developments may affect its opinion, Ladenburg assumed no obligation to update, review or reaffirm its opinion.

In arriving at its opinion, Ladenburg took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Ladenburg:

•	reviewed a draft of the convertible note purchase agreement, the form of Note and the other definitive financing documents, in each case dated May 3, 2009;

•	reviewed our publicly available financial information and other data that Ladenburg deemed relevant, including, but not limited to, our Annual Report on Form 10-K for our fiscal year ended February 29, 2008, and our Quarterly Report on Form 10-Q for our quarter ended November 30, 2008;

•	reviewed our non-public information and other data, including a draft Annual Report on Form 10-K for our fiscal year ended February 28, 2009, 13-week cash flows for various periods, preliminary financial projections for the three years ending February 29, 2012, and other internal information and management reports;

•	reviewed and analyzed the Financing Transaction’s pro forma impact on our outstanding securities and shareholder ownership;

•	considered our historical financial results and present financial condition;

•	reviewed and compared the trading of, and the trading market for, our common stock, and two general market indices;

•	reviewed and compared the terms of the Notes to the terms of certain convertible PIPE transactions;

•	reviewed and discussed with representatives of our management certain financial and operating information furnished by them, including preliminary financial projections and analyses with respect to our business and operations; and

•	performed such other analyses and examinations as Ladenburg deemed appropriate.

In arriving at its opinion, Ladenburg relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Ladenburg, and Ladenburg further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and the projections utilized, Ladenburg assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make its analysis and form an opinion. The projections were solely used in connection with the rendering of Ladenburg’s fairness opinion. Shareholders should not place reliance upon such projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future. The projections were prepared by our management and are not to be interpreted as projections of future performance (or “guidance”) by us. Ladenburg did not evaluate our solvency or fair value under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg did not physically inspect our properties and facilities and did not make or obtain any evaluations or appraisals of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Also, Ladenburg did not attempt to confirm whether we had good title to our assets.

Ladenburg assumed that the Financing Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations. Ladenburg assumed that the Financing Transaction will be consummated on the terms set forth in the convertible note purchase agreement and other financing documents, without further amendments thereto, and without waiver by us of conditions to any of its obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to us or our shareholders unaffiliated with Sellers Capital Master Fund, Ltd. in any material respect.

In connection with rendering its opinion, Ladenburg performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Ladenburg was carried out to provide a different perspective on the Financing Transaction, and to enhance the total mix of information available. Although Ladenburg concluded that its different analyses, when taken together, supported its opinion, it did not form a conclusion as to whether each individual analysis, considered in isolation, separately supported or failed to support its opinion. Further, although the description of Ladenburg’s analysis set forth below summarizes all of the material analyses undertaken by it, the summary is not a complete description of each of the analyses underlying Ladenburg’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ladenburg made qualitative judgments as to the relevance of each analysis and factors that it considered. Also, Ladenburg may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Ladenburg’s view of the value of our assets. The estimates contained in Ladenburg’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Also, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Ladenburg’s analyses and estimates are inherently subject to substantial uncertainty. Ladenburg believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create a misleading or incomplete view of the process underlying the analyses performed by Ladenburg in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. To fully understand Ladenburg’s financial reviews and analyses, you must read the tables together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses Ladenburg performed.

The analyses performed were prepared solely as part of Ladenburg’s analysis of the fairness of the consideration to be received by us in the Financing Transaction to our shareholders unaffiliated with Sellers Capital Master Fund, Ltd. from a financial point of view, and were provided to our Independent Financing Committee in connection with the delivery of Ladenburg’s opinion. The opinion of Ladenburg was just one of the several factors our Independent Financing Committee took into account in making its determination to approve the Financing Transaction, including those described elsewhere in this proxy statement.

Background of the Financing

Ladenburg noted that as part of our consideration of strategic alternatives, we approached a number of strategic and financial parties to discuss a possible capital raise and/or a sale of all or part of our company. Our efforts in approaching alternative financing sources, which began in February 2009, are described above in the section titled “Background to and Reasons for the Financing Transaction.” We have not received any indication of interest from any such potential financing source, other than SAF Capital Fund LLC, which participated in the second closing of the Financing Transaction, as described above. In February 2009, prior to our engagement of Ladenburg, we engaged a different investment bank to assist us in approaching potential acquirers and other strategic partners. The investment bank engaged by us approached the most likely acquirers and joint venture partners in our industry and related industries about a potential strategic transaction, but did not receive any offers or indications of interest.

We did consider an unsolicited proposal received from G. Michael Harris, one of the original founders of our Titanic subsidiary and a Titanic explorer. Mr. Harris proposed to acquire the exclusive rights to manage our Titanic subsidiary for a period of five years. As part of the proposal, Mr. Harris would pay us $5.0 million per year for five years plus an unspecified percentage of all touring, merchandise and television revenues in years two through five, and we would issue to Mr. Harris one million shares of our common stock in the first year and an unspecified number of options in years two through five. Although we questioned whether Mr. Harris had access to the necessary financial resources to make the proposal viable, we expressed an interest in discussing the proposal with Mr. Harris. However, Mr. Harris would not provide information to us as to how his proposal would be financed and would not enter into a customary confidentiality and non-disclosure agreement that would allow us to engage in discussions with him.

Mr. Harris also proposed to pay $3.00 per share for all of the shares of our common stock held by Sellers Capital Master Fund, Ltd. and “all board and executive positions controlled by Sellers Capital.” Mr. Harris’ proposal provided that a “minimum of three Board of Director seats and any and all executive positions including but not limited to CEO/President/COO/CFO...will be turned over to [Mr. Harris’] designees.” Sellers Capital rejected Mr. Harris’ proposal in the form that it was made, and offered to discuss the proposal with Mr. Harris if he signed a mutually acceptable confidentiality agreement. Mr. Harris declined to execute a confidentiality agreement, and the discussions did not proceed. Mr. Harris’ proposal did not include the acquisition of any shares of our common stock other than those held by Sellers Capital, and the proposal included requests of Sellers Capital that it could not deliver without the consent of the company — board and executive positions. We had significant doubts regarding whether we could turn over our board and management to an outsider that was acquiring only a minority stake in the company.

Although we took these proposals from Mr. Harris seriously, we questioned whether they represented viable options for the company, as evidenced by Mr. Harris’ refusal to provide evidence of the necessary financial resources or to sign a customary confidentiality agreement, which had been signed by all of the other potential funding sources and strategic partners that we had approached or engaged in discussions.

Stock Performance Review

Ladenburg reviewed the daily closing market price and trading volume of our common stock for the 12 and 24-month periods ended May 1, 2009 and noted that during the 12-month period, the share price ranged from a low of $0.44 to a high of $5.90, and on May 1, 2009, the last trading day before rendering its opinion, the share price was $0.72.

Precedent Transactions

Ladenburg performed a study of certain convertible PIPE transactions and analyzed 116 transactions completed since October 1, 2008, including 66 convertible debt and 50 convertible preferred issues. The results of this study (which utilized our share price of $0.72 as of May 1, 2009) are summarized below:

PIPE Study(1)

			Interest				Conversion Premium/Discount				Dilution
	Financing	# Trans.	High	Mean	Median	Low	High	Mean	Median	Low	High	Mean	Median	Low
	($ in thousands)

Total Selected Set		116	20.0%	8.6%	9.0%	0.0%	6150.0%	120.5%	25.0%	−90.0%	717.7%	72.3%	27.9%	1.1%
Convertible Debt		66	20.0%	9.0%	9.7%	0.0%	2930.3%	89.8%	25.0%	−90.0%	407.6%	55.6%	25.4%	1.1%
Convertible Preferred		50	16.0%	5.4%	5.0%	0.0%	6150.0%	161.1%	25.0%	−75.0%	717.7%	94.4%	29.0%	2.7%
Mrkt. Cap. < $100,000	$21,089	90	16.0%	7.6%	8.0%	0.0%	6150.0%	145.4%	25.0%	−90.0%	717.7%	84.4%	32.9%	1.3%
Cash < 1 Quarter	0.33	40	15.0%	7.0%	8.0%	0.0%	6150.0%	177.6%	4.4%	−90.0%	617.7%	83.5%	34.1%	1.3%
$ as % of Mrkt. Cap. > 50%	56.9%	32	16.0%	7.7%	8.3%	0.0%	2930.3%	155.1%	29.8%	−73.8%	717.7%	184.2%	115.6%	10.5%

Financing				6.0%				4.2%				54.6%

(1)	Convertible fixed debt/equity transactions from October 1, 2008 through April 28, 2009.

Sources of information: draft financing documents, Capital IQ and Placement Tracker.

Ladenburg compared the terms of the Notes to the terms of the PIPE transactions in the study. The terms of the Notes, including interest rate, conversion premium/discount and dilution were within the range of observed terms for the other transactions, particularly for similarly-situated companies, including companies with liquidity concerns.

Conclusion

Based on the information and analyses set forth above, Ladenburg delivered its written opinion to our Independent Financing Committee, which stated that, as of May 3, 2009, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the consideration to be received by us in the Financing Transaction is fair to us and our shareholders unaffiliated with Sellers Capital Master Fund, Ltd. from a financial point of view.

As part of its investment banking business, Ladenburg regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. We determined to use the services of Ladenburg because it is a recognized investment banking firm that has substantial experience in similar matters. We paid Ladenburg a fee of $75,000 in connection with the preparation and issuance of its opinion, reimbursed Ladenburg for its reasonable expenses, including attorneys’ fees, and paid it a fee of $50,000 for advisory work related to the Financing Transaction. Also, we have agreed to indemnify Ladenburg and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement. Ladenburg has not previously provided, nor are there any pending agreements to provide, any other services to us, except that Ladenburg has been engaged on a non-exclusive basis to introduce potential investors and/or other sources of capital to us. We have agreed to pay Ladenburg a cash transaction fee for these services in an amount equal to a percentage of the financing proceeds we receive from investors that Ladenburg introduces to us (excluding Sellers Capital Master Fund, Ltd., its affiliates and any other party making an investment in our company that is introduced to us through Sellers Capital, which includes SAF Capital Fund LLC). We have also agreed to reimburse Ladenburg for its reasonable expenses and to indemnify Ladenburg and its affiliates in connection with these services. As of the date of this proxy statement, we have not paid Ladenburg any amounts under this agreement.

In the ordinary course of business, Ladenburg, certain of Ladenburg’s affiliates, as well as investment funds in which Ladenburg or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity and other securities and financial instruments (including bank loans and other obligations) of, or investments in, us or any other party that may be involved in the Financing Transaction and their respective affiliates.

Under Ladenburg’s policies and procedures, its fairness committee did not approve or issue this opinion and was not required to do so. Further, Ladenburg’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of our officers, directors or employees, or class of such persons, relative to the compensation to our shareholders.

Ladenburg’s opinion was one of many factors taken into consideration by our Independent Financing Committee and our board in making their determination to approve the Financing Transaction. Ladenburg’s opinion and analysis summarized above should not be viewed as determinative of the opinion of our Independent Financing Committee or our board with respect to the Financing Transaction.

Required Vote for Approval of Proposal No. 2

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting and cast on the proposal.

Recommendation of Our Board of Directors

Our Independent Financing Committee and our board of directors approved the Financing Transaction, including the conversion of the Notes into shares of our common stock. Our board of directors therefore recommends that shareholders vote in favor of Proposal No. 2.

Proposal No. 3 — Increase in Our Number of Authorized Shares of Common Stock

Proposal No. 3:

To approve an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million shares to 65 million shares, to enable the full conversion of the Notes and for other corporate purposes.

Our board of directors has adopted, subject to shareholder approval, an amendment to our articles of incorporation, as previously amended, to increase the number of our authorized shares of common stock from 40 million to 65 million shares. A form of the proposed amendment to our articles of incorporation is included in this proxy statement as Appendix B.

As of June 17, 2009, 30,198,966 shares of our common stock are issued and outstanding and 3,613,241 shares of our common stock are reserved for issuance upon the exercise of outstanding stock options and warrants issued by us to our employees, directors and other persons. Therefore, of the 40 million shares of our common stock currently authorized by our articles of incorporation, approximately 6,187,793 shares of our common stock are presently available for issuance (which includes 1,066,449 of our shares that are held in Treasury).

The purpose for the increase in the authorized number of shares of our common stock is to have sufficient shares available for the full conversion of the Notes and the issuance of an aggregate of up to 3,000,000 shares pursuant to awards under our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4. In the Financing Transaction, we issued Notes convertible into approximately 16 million shares of our common stock, subject to shareholder approval of Proposal Nos. 2 and 3. If our proposed 2009 Equity Incentive Plan described in Proposal No. 4 is approved, we will also need to have reserved an aggregate of 3,000,000 shares of our common stock for the issuance of equity awards thereunder.

In addition, our board of directors desires to provide us with the ability to issue additional shares in the future in connection with possible equity financings, strategic transactions or joint ventures, equity-based awards to our employees, directors and other persons, and for other general corporate and financing purposes. Having such additional authorized shares available would give us greater flexibility by permitting shares to be issued in connection with a particular transaction without the delay incident to holding a shareholder meeting to increase our authorized shares at that time. We currently have no plans, understandings or agreements relating to any equity financing, strategic transaction or joint venture. We also currently have no plans, understandings or agreements relating to the issuance of equity-based awards to our employees, directors and other persons, other than as described in Proposal No. 4.

With respect to any future issuances by us of our common stock, we will be required by the listing rules of the NASDAQ Global Market to obtain shareholder approval for any transaction in which we sell shares of our common stock, at a price per share less than the greater of the book value or market value of our shares, in an amount equal to 20% or more of the number of our then-outstanding shares of common stock. This rule does not apply to a “public offering,” which would generally include a firm commitment underwritten offering of common stock that is registered with the SEC. We will also be required to obtain shareholder approval under such listing rules for any issuance of our common stock that would result in a “change-of-control” of our company (which is generally deemed by NASDAQ to occur in connection with any issuance that results in any person holding more than 20% of our outstanding shares) or, if in connection with an acquisition of the stock or assets of another company, we issue a number of shares of our common stock that results in an increase in the number of our then-outstanding shares of common stock by 20% or more.

Since we are asking shareholders to approve the increase in the number of our authorized shares for reasons in addition to permitting the full conversion of the Notes, if Proposal No. 3 is approved, but Proposal No. 2 is not, we would proceed with the increase in our authorized shares. However, the listing rules of the NASDAQ Global Market described above would restrict us from issuing these additional shares in connection with the full conversion of the Notes. It is possible that, if we are so restricted, we would consider delisting our shares from the NASDAQ Global Market to permit the full conversion of the Notes.

Any issuance of shares of our common stock, including the additional shares that would be authorized if this proposal is approved, would dilute the present equity ownership position of our existing shareholders. The additional shares of our common stock to be authorized by approval of the proposed amendment would have rights identical to our currently outstanding common stock. However, pursuant to the convertible note purchase agreement, Sellers Capital Master Fund, Ltd. and SAF Capital Fund LLC may not vote any of the shares of common stock issuable upon conversion of the Notes, except upon specific events outside the normal course, as described above in the section titled “The Financing Transaction.” Our shareholders do not have the preemptive right to purchase any shares of our common stock that we may issue in the future.

The increase in our number of authorized shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in our control without further action by the shareholders. Shares of authorized and unissued common stock could (within the limits imposed by the listing rules of the NASDAQ Global Market and applicable law) be issued in one or more transactions that would make a change in our control more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock or the stock ownership and voting rights of a person seeking to obtain control of our company.

We are not presently aware of any pending or proposed transaction involving a change of our control, other than the Financing Transaction, which is deemed to be a “change-of-control” under the listing rules of the NASDAQ Global Market since Sellers Capital Master Fund, Ltd. will beneficially own more than 20% of our outstanding shares of common stock if the Notes are converted into common stock. Although it may be considered to have potential anti-takeover effects, the proposed amendment to increase the number of shares of our authorized common stock is not prompted by any specific takeover effort or threat currently known by us.

Required Vote for Approval of Proposal No. 3

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting and cast on the proposal.

Recommendation of Our Board of Directors

Our Independent Financing Committee and our board of directors approved the Financing Transaction, and our board has adopted an amendment to our articles of incorporation increasing our number of authorized shares of common stock from 40 million to 65 million shares, to facilitate the Financing Transaction and for the other reasons set forth above. Our board of directors therefore recommends that shareholders vote in favor of Proposal No. 3.

Interest of Certain Persons in Proposal Nos. 2 and 3

Sellers Capital LLC and Sellers Capital Master Fund, Ltd. beneficially own 4,928,399 shares of our common stock, which represents approximately 16.3% of our outstanding common stock as of June 17, 2009. Mark A. Sellers, our chairman of the board and a director, is the founder and managing member of Sellers Capital LLC and a director of and an indirect investor in Sellers Capital Master Fund, Ltd. Sellers Capital LLC is the investment manager to and general partner of Sellers Capital Master Fund, Ltd. Mr. Sellers, as a control affiliate of these entities, has the power to vote the shares of common stock beneficially owned by them. If the Notes are fully converted into shares of our common stock, Sellers Capital LLC and Sellers Capital Master Fund, Ltd. will beneficially own approximately 44.0% of our outstanding common stock. Given his interest in Sellers Capital LLC and Sellers Capital Master Fund, Ltd., Mr. Sellers has an interest in the approval of Proposal Nos. 2 and 3.

In addition, all of our officers and directors have an interest in Proposal No. 3 insofar as approval of this proposal will facilitate the approval of our 2009 Equity Incentive Plan, which is the subject of Proposal No. 4.

PROPOSAL NO. 4

OUR PROPOSED 2009 EQUITY INCENTIVE PLAN

On June 17, 2009, our board of directors approved the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, or the “2009 Plan,” subject to shareholder approval at the annual meeting. The 2009 Plan is effective as of June 17, 2009, subject to the approval by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and cast on Proposal No. 4.

If our shareholders approve the 2009 Plan, then the following plans will terminate effective immediately after the annual meeting: our Amended and Restated 2007 Restricted Stock Plan (the “2007 Plan”), 2000 Stock Option Plan (the “2000 Plan”) and Amended and Restated 2004 Stock Option Plan (the “2004 Plan”). Once terminated, we will not grant any new awards under those plans but any outstanding awards under the plans will remain outstanding in accordance with their terms.

Introduction

Our board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within our company. We expect that the 2009 Plan will be an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success, and in motivating these individuals to strive to enhance our growth and profitability.

Our board adopted the 2009 Plan in order to (i) increase the number of shares of our common stock available for equity awards to our key employees, consultants and directors, and (ii) provide the ability to grant a full range of equity and cash-based awards, including incentive stock options (or “ISOs”), nonqualified stock options, stock appreciation rights (or “SARs”), restricted stock, restricted stock units, performance units, performance shares, dividend equivalents and other awards relating to our shares of common stock.

Your approval of the 2009 Plan not only will allow us to grant these awards, it will also permit us to structure incentive compensation that preserves our tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We refer to these awards as qualified performance-based awards. Section 162(m) denies a corporation’s federal income tax deduction for compensation it pays to certain executive officers in excess of $1.0 million per year for each such officer. Section 162(m) provides an exception to this limitation for performance-based compensation, the material terms of which have been approved by a corporation’s shareholders. To that end, in connection with approval of the 2009 Plan, you are also being asked to approve the performance objectives upon which qualified performance-based awards may be based, the annual maximum limits per individual, and the eligible employees, as further described below.

The principal features of the 2009 Plan are summarized below. The full text of the 2009 Plan is attached as Appendix C to this proxy statement, and the following summary is qualified in its entirety by reference to the 2009 Plan itself.

Plan Limits

The maximum number of shares of our common stock that may be issued or transferred with respect to awards under the 2009 Plan is 3,000,000, which may include authorized but unissued shares, treasury shares, or a combination of the foregoing. The 2009 Plan provides that “full-value awards,” meaning all awards other than stock options and SARs, will be counted against the 2009 Plan maximum in a 2-to-1 ratio. For example, if we grant 100 restricted stock units, we would reduce the 2009 Plan limit by 200 shares. Stock options and SARs will be counted against the 2009 Plan limit in a 1-to-1 ratio.

Shares covering awards that terminate or are forfeited will again be available for issuance under the 2009 Plan, and upon payment in cash of the benefit provided by any award granted under the 2009 Plan, any shares that were covered by that award will be available for issue or transfer under the 2009 Plan. Shares surrendered for the payment of the exercise price under stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2009 Plan. In addition, when a

SAR is exercised and settled in shares, all of the shares underlying the SAR will be counted against the 2009 Plan limit regardless of the number of shares used to settle the SAR.

The 2009 Plan imposes various sub-limits on the number of shares of our common stock that may be issued or transferred under the 2009 Plan. In order to comply with the rules applicable to ISOs, the 2009 Plan provides that the aggregate number of shares actually issued or transferred upon the exercise of ISOs may not exceed 3,000,000 shares. In order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the 2009 Plan imposes the following additional individual sub-limits on awards intended to satisfy that exemption:

•	the maximum aggregate number of shares that may be subject to stock options or SARs granted in any calendar year to any one participant will be 1,200,000 shares;

•	the maximum aggregate number of shares of restricted stock and shares subject to restricted stock units and other stock-based awards granted in any calendar year to any one participant will be 600,000 shares;

•	the maximum aggregate number of shares deliverable under performance shares granted in any calendar year to any one participant will be 750,000 shares;

•	the maximum aggregate compensation that can be paid pursuant to performance units or other cash-based awards granted in any calendar year to any one participant will be $1,200,000 or a number of shares having an aggregate fair market value not in excess of such amount; and

•	the maximum dividend equivalents that may be paid in any calendar year to any one participant will be $300,000.

Administration

The 2009 Plan will be administered by our compensation committee or such other committee as our board selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code, and an “independent director” under the NASDAQ Global Market rules. The compensation committee will have full and final authority in its discretion to take all actions determined by the committee to be necessary in the administration of the 2009 Plan.

Our board may reserve to itself any or all of the authority and responsibility of the compensation committee under the 2009 Plan or may act as administrator of the 2009 Plan for any and all purposes. In addition, our board or compensation committee may expressly delegate to a special committee, consisting of one or more directors who are also our officers, some or all of the compensation committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not officers.

Eligibility

The 2009 Plan provides that awards may be granted to our employees, consultants and non-employee directors, except that ISOs may be granted only to employees. Eight non-employee directors and approximately 70 employees and consultants would currently be eligible to participate in the 2009 Plan.

Duration and Modification

The 2009 Plan will terminate on June 16, 2019, or such earlier date as our board of directors may determine. The 2009 Plan will remain in effect for outstanding awards until no awards remain outstanding. The board may amend, suspend or terminate the 2009 Plan at any time but shareholder approval is required for any amendment to the extent necessary to comply with the NASDAQ Global Market rules or applicable laws. Currently, the NASDAQ Global Market rules would require shareholder approval for a material amendment of the 2009 Plan, which would include any material increase in the number of shares to be issued under the 2009 Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction), any material increase in benefits to participants, any material change to extend the duration of the 2009 Plan, any material expansion of the class of participants eligible to participate in the 2009 Plan, and any expansion of the types of options or awards provided under the 2009 Plan.

Stock Options

Our compensation committee may, at any time and from time to time, grant stock options to participants in such number as the committee determines in its discretion. Stock options may consist of ISOs, non-qualified stock options or any combinations of the foregoing awards.

Stock options provide the right to purchase shares at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the compensation committee takes action with respect to such grants). The fair market value of our common stock as reported on the NASDAQ Global Market on June 17, 2009 was $0.74 per share. No stock options may be exercised more than 10 years from the date of grant.

Each grant must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. Our compensation committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise (i) in cash, (ii) by tendering unrestricted shares of our common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that our compensation committee may deem appropriate, or (iv) by any combination of the foregoing methods of payment. Any grant of stock options may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares (although, in the case of executive officers and directors, this payment method may be affected by the restrictions on personal loans to executive officers provided by the Sarbanes-Oxley Act of 2002).

SARs

Our compensation committee may, at any time and from time to time, grant SARs to participants in such number as the committee determines in its discretion. SARs can be tandem (granted with stock options to provide an alternative to exercise of the option) or free-standing.

The grant price for each freestanding SAR will be determined by the committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. The grant price of tandem SARs will be equal to the exercise price of the related stock option. No SAR may be exercised more than 10 years from the date of grant.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying: (i) the excess of the fair market value of a share on the date of exercise over the grant price; by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of equivalent value, or in some combination thereof.

Tandem SARs may only be exercised at a time when the related stock option is exercisable and the spread is positive. Upon exercise of a tandem SAR, the related stock option will be surrendered for cancellation.

Each grant of a free-standing SAR must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable and (ii) the extent to which the holder will have the right to exercise the SAR following termination. Our compensation committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Stock

Our compensation committee may, at any time and from time to time, grant or sell shares of restricted stock to participants in such number as the committee determines in its discretion.

An award of restricted stock constitutes an immediate transfer of ownership of a specified number of shares to the recipient in consideration of the performance of services. Unless otherwise provided by the compensation committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant.

Restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Internal Revenue Code, based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by our compensation committee, at its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the compensation committee on the date of grant for the period during which such forfeiture provisions are to continue.

Restricted Stock Units

Our compensation committee may, at any time and from time to time, grant or sell restricted stock units to participants in such number as the committee determines in its discretion.

Restricted stock units constitute an agreement to deliver shares to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the compensation committee may specify. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant.

During the restriction period the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted stock units, but the compensation committee may authorize the payment of dividend equivalents with respect to the restricted stock units.

Performance Shares and Performance Units

Our compensation committee may, at any time and from time to time, grant performance shares or performance units to participants in such number as the committee determines in its discretion. A performance share is the equivalent of one share of our common stock and a performance unit is the equivalent of $1.00.

The participant will be required to meet one or more performance objectives (as described below) within a specified period. Payment of the performance shares or performance units depends on the extent to which the performance objectives have been achieved. To the extent earned, the participant will receive the performance shares or performance units at the time and in the manner determined by our compensation committee, in cash, shares or any combination thereof.

The participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the performance shares, but the compensation committee may authorize the payment of dividend equivalents with respect to the performance shares.

Other Awards

Our compensation committee may, at any time and from time to time, grant or sell other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of such shares. For example, the awards may include convertible or exchangeable debt securities or other securities, purchase rights for shares, or awards with value and payment contingent upon performance of our company or our subsidiaries or other factors determined by the compensation committee.

The compensation committee will determine the terms and conditions of these awards. Shares delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the compensation committee determines. We may also grant cash awards, as an element of or supplement to any other award granted under the 2009 Plan.

The compensation committee may also grant shares as a bonus, or may grant other awards in lieu of obligations of our company or a subsidiary to pay cash or deliver other property under the 2009 Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the compensation committee.

Performance Objectives

Our compensation committee may designate any award as a qualified performance-based award in order to make the award fully deductible for federal income tax purposes without regard to the $1.0 million limit imposed by Section 162(m) of the Internal Revenue Code. If an award is so designated, the compensation committee must establish objectively determinable performance objectives for the award within certain time limits. Performance objectives for such awards will be based on one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Performance objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function within our company or a subsidiary in which the participant is employed. The performance objectives may be relative to the performance of a group of comparable companies, or published or special index that our compensation committee, in its discretion, deems appropriate, or we may also select performance objectives as compared to various stock market indices.

Acceleration of Awards

Our compensation committee may in its discretion determine at any time that: (i) all or a portion of a participant’s stock options, SARs and other awards in the nature of rights that may be exercised will become fully or partially exercisable; (ii) all or a part of the time-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance-based criteria with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the compensation committee, in its discretion, declares. Any such decisions by the compensation committee need not be uniform among all participants or awards. Unless our compensation committee otherwise determines, any such adjustment that is made with respect to an award that is intended to qualify for the performance-based exception of Section 162(m) of the Internal Revenue Code will be specified at such times and in such manner as will not cause such awards to fail to qualify under the performance-based exception. Additionally, the compensation committee will not make any adjustment that would cause an award that is otherwise exempt from Section 409A of the Internal Revenue Code to become subject to Section 409A or that would cause an award that is subject to Section 409A of the Internal Revenue Code to fail to satisfy the requirements of Section 409A.

Change-in-Control

If we experience a change-in-control and the resulting entity assumes, converts or replaces the outstanding awards under the 2009 Plan, the awards will continue to vest in accordance with their terms, except that vesting will accelerate upon a participant’s earlier involuntary termination of employment without cause, or resignation with good reason, within two years after the transaction. On the other hand, if the resulting entity does not assume, convert or replace awards outstanding under the 2009 Plan in connection with the change-in-control, the awards will become fully vested and no longer subject to any restrictions, and any performance objectives will be deemed to have been satisfied at target.

A change-in-control generally means any of the following: (i) an acquisition of 50% or more of our common stock; (ii) a change in the membership of our board of directors, so that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or other sale of substantially all of our assets, unless the company’s shareholders own more than 50% of the common stock or voting stock of the successor corporation, no person owns 50% or more of the common stock or voting stock of the successor corporation, and a majority of the directors are incumbent directors; or (iv) our shareholders approve a complete liquidation of the company.

Transferability

Except as our board or compensation committee otherwise determines, awards granted under the 2009 Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by our compensation committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the 2009 Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, our compensation committee will adjust the number and kind of shares that may be delivered under the 2009 Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the compensation committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the compensation committee, we will always round down to a whole number the number of shares subject to any award. Any such adjustment will be made by our compensation committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the 2009 Plan does not permit, without the approval of our shareholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the 2009 Plan.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the 2009 Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Tax Consequences to Participants

Nonqualified Stock Options.  In general, (i) a participant will not recognize income at the time a nonqualified option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  A participant will not recognize income at the time an ISO is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  A participant will not recognize income upon the grant of a tandem SAR or a free-standing SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock.  A participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“restrictions”). At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of issuance of the shares will have taxable ordinary income on the date of issuance of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units, Performance Shares, Performance Units.  A participant will not recognize income upon the grant of restricted stock units, performance shares or performance units. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents.  Any dividend equivalents awarded with respect to awards granted under the 2009 Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A.  The 2009 Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the 2009 Plan are designed to be exempt from the application of Section 409A. Restricted stock units, performance shares, performance units and dividend equivalents granted under the 2009 Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption (or other applicable exception). If not exempt, those awards will be designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Consequences to Us

To the extent that a participant recognizes ordinary income in the circumstances described above, our company or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (i) meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and (ii) is not disallowed by the $1.0 million limitation on executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2009 Plan. Our compensation committee will determine all awards for our fiscal year 2010 but no awards to our officers, employees, consultants or non-employee directors are currently determinable.

Current Equity Compensation Plan Information

The following table provides information as of February 28, 2009 about our equity compensation plans under which awards are currently outstanding. If our shareholders approve the 2009 Plan, our 2000 Plan, 2004 Plan and 2007 Plan will terminate effective immediately after the annual meeting. Once terminated, we will not grant any new awards under those plans but any outstanding awards under the plans will remain outstanding in accordance with their terms.

			Number of Shares
			Remaining Available for
			Issuance Under
	Number of Shares	Weighted-Average	Equity Compensation
	Issuable Upon Exercise	Exercise Price of	Plans (Excluding Shares
	of Outstanding Options(1)	Outstanding Options	Reflected in Column (a))
Plan Category	(a)	(b)	(c)(2)

Equity compensation plans approved by shareholders	2,517,177	$2.17	78,501
Equity compensation plans not approved by shareholders(3)	26,667	4.78	N/A

Total	2,543,844	$2.20	78,501

(1)	Column (a) represents the number of shares of our common stock that may be issued in connection with the exercise or conversion of 945,000 outstanding stock options granted under our 2000 Plan and 1,572,177 outstanding stock options granted under our 2004 Plan.

(2)	Column (c) includes 78,501 shares of our common stock under the 2004 Plan. As of the date of this proxy statement, we also have 41,546 shares of our common stock available for issuance under our 2007 Plan.

(3)	Represents outstanding stock option awards made to employees outside of our 2000 Plan and 2004 Plan pursuant to individual employment agreements.

Required Vote for Approval

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting and cast on the proposal.

Recommendation of Our Board of Directors

Our board of directors has approved the 2009 Plan and recommends that you vote in favor of Proposal No. 4.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year 2010. We will present this selection to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the audit committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the audit committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. to serve as our independent registered public accounting firm. Unless otherwise instructed in the proxy, the persons named in the enclosed proxy will vote the proxies “FOR” this proposal.

Cherry, Bekaert & Holland, L.L.P. has advised us that it will have a representative present at the annual meeting and that such representative will be available to respond to appropriate questions. Such representative will be given an opportunity to make a statement if he or she so desires. We do not expect Kempisty & Company, Certified Public Accountants, P.C., referred to as “Kempisty & Company,” to have a representative present at the annual meeting.

Kempisty & Company served as our independent registered public accounting firm in connection with the audit of our financial statements for our fiscal years ended February 29, 2008 and February 28, 2007, referred to as “fiscal year 2008” and “fiscal year 2007,” respectively.

On August 21, 2008, with the approval of our audit committee, we dismissed our independent registered public accountants, Kempisty & Company, and subsequently engaged Cherry, Bekaert & Holland, L.L.P. as our new independent registered public accountants for fiscal year 2009. The reports of Kempisty & Company on our consolidated financial statements for each of fiscal year 2007 and fiscal year 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal year 2008 and fiscal year 2007, and the subsequent interim period through August 21, 2008, there were no disagreements between us and Kempisty & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Kempisty & Company, would have caused Kempisty & Company to make reference to the subject matter of any such disagreements in connection with their reports on our financial statements for such years.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within fiscal year 2007, fiscal year 2008 or the subsequent interim period through August 21, 2008 preceding our determination not to renew the engagement of Kempisty & Company.

During fiscal year 2007 and fiscal year 2008, we did not consult with Cherry, Bekaert & Holland, L.L.P. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events required by applicable securities laws.

We provided Kempisty & Company with a copy of the disclosure set forth in this section prior to the date on which we filed our Current Report on Form 8-K that originally contained this disclosure and requested that Kempisty & Company provide us with a letter addressed to the SEC stating whether or not Kempisty & Company agrees with this disclosure. A copy of Kempisty & Company’s letter dated August 22, 2008 is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 27, 2008.

Fees Paid to Cherry, Bekaert & Holland, L.L.P.

We paid the following fees to Cherry, Bekaert & Holland, L.L.P. for fiscal year 2009:

Fiscal Year 2009

Audit fees	$316,926
Audit-related fees	$0
Tax fees	$0
All other fees	$0

Total	$316,926

Audit fees for fiscal year 2009 included fees associated with audits of our financial statements and reviews of our financial statements included in our quarterly reports on Form 10-Q. Audit fees for fiscal year 2009 also included fees associated with audits of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002). We did not pay any other fees to our principal accounting firm for fiscal year 2009.

Fees Paid to Kempisty & Company, Certified Public Accountants, P.C.

We paid the following fees to Kempisty & Company for fiscal year 2008:

Fiscal Year 2008

Audit fees	$107,551
Audit-related fees	$64,521
Tax fees	$45,185
All other fees	$0

Total	$217,257

Audit fees for fiscal year 2008 included fees associated with audits of our financial statements, reviews of our financial statements included in our quarterly reports on Form 10-Q and reviews of our registration statements filed with the SEC. Audit fees for fiscal year 2008 also included fees associated with audits of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002). The tax fees listed above consist of fees paid to our principal accounting firm for tax compliance work and tax advice.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The engagement of our independent registered public accounting firm for any non-audit accounting and tax services to be performed for us is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Cherry, Bekaert & Holland, L.L.P. was not engaged to perform any non-audit services in fiscal year 2009. Pursuant to the Sarbanes-Oxley Act of 2002 and the audit committee’s charter, the audit committee is responsible for the engagement of our independent registered public accounting firm and for pre-approving all audit and non-audit services provided by our independent registered public accounting firm that are not prohibited by law.

The audit committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has delegated pre-approval authority to the chairman of the audit committee, subject to reporting any such approvals at the next audit committee meeting. The audit committee monitors the services rendered and actual fees paid to our independent registered public accounting firm quarterly to ensure such services are within the scope of approval.

Our audit committee has pre-approved all services performed by our independent registered public accounting firm in fiscal year 2009. The pre-approval requirements are not applicable with respect to the provision of de minimis non-audit services that are approved in accordance with the Securities Exchange Act of 1934, as amended, and our audit committee’s charter.

Required Vote for Approval

Approval of Proposal No. 5 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting and cast on the proposal. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the audit committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Recommendation of Our Board of Directors

Our board of directors recommends that you vote in favor of the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for fiscal year 2010.

REPORT OF THE AUDIT COMMITTEE

The audit committee is currently comprised of Mr. Reed (chairman), Mr. Adams and Mr. Jacobs, each of whom is independent in accordance with the listing standards of the NASDAQ Global Market. The duties and responsibilities of the audit committee are set forth in the audit committee’s charter, as adopted by the board of directors in April 2006.

The audit committee oversees the financial reporting process for Premier Exhibitions, Inc. (the “Company”) on behalf of the board of directors, and has other duties and functions as described in its charter.

Company management has the primary responsibility for the company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The audit committee has:

•	reviewed and discussed the Company’s audited financial statements for fiscal year 2009 with management and the independent registered public accounting firm;

•	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, modified or supplemented by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm such firm’s independence.

When evaluating Cherry, Bekaert & Holland’s independence, the audit committee discussed with Cherry, Bekaert & Holland any relationships that may impact such firm’s objectivity and independence. The audit committee has also considered whether the provision of non-audit services by Cherry, Bekaert & Holland is compatible with maintaining such firm’s independence, and has satisfied itself with respect to Cherry, Bekaert & Holland’s independence from the Company and its management.

The audit committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for filing with the Securities and Exchange Commission. The audit committee has also selected the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2010 and has submitted such selection for ratification by the Company’s shareholders at the annual meeting.

Audit Committee:

Alan B. Reed, Chairman
William M. Adams
Jack Jacobs

CORPORATE GOVERNANCE

Board and Committee Meetings

Due to the extensive turnover in our board and management during our fiscal year 2009, we are unable to determine the number of times the company’s board and committees met and the attendance record of the company’s directors and committee members during the fiscal year. Between January 28, 2009, when the election of our four new independent directors was recognized, and June 30, 2009, our board has met 17 times In addition, our audit committee, compensation committee and corporate governance and nominating committee and the special committees that we have formed since January 28, 2009, which includes the Independent Financing Committee, a Sarbanes-Oxley Investigation Committee and a Litigation Committee, have been meeting regularly. The attendance of our directors at these board and committee meetings since January 28, 2009 has been near-perfect.

Our board of directors has affirmatively determined that Messrs. Adams, Banker, Cretan, Hugh Sam, Jacobs, Reed, Sellers, Steinberg and Weiser each qualifies as independent in accordance with the listing standards of the NASDAQ Global Market, except that Mr. Sellers and Mr. Weiser would not be independent for purposes of serving on our audit committee due to their affiliation with Sellers Capital Master Fund, Ltd., our largest shareholder. The independent directors meet regularly in executive sessions.

Board Committees

The board of directors has established an audit committee, a compensation committee, and a corporate governance and nominating committee. The current charters of each of the audit committee, compensation committee and corporate governance and nominating committee are available on our website located at www.prxi.com under the heading “Investor Relations” under the subheading “Corporate Governance.” The information contained on our website is not a part of this proxy statement.

Audit Committee

Our audit committee was formed in April 2006. The current members of the audit committee are Mr. Reed (chairman), Mr. Adams and Mr. Jacobs. Our board of directors has determined that all of the members of the audit committee are independent in accordance with the listing standards of the NASDAQ Global Market and applicable SEC rules. Our board of directors has designated Mr. Reed, the audit committee chairman, as an “audit committee financial expert” under applicable SEC rules for our fiscal year 2009. Our board of directors has also determined that Mr. Adams, who may serve as our audit committee chairman after our annual meeting, qualifies as an “audit committee financial expert” under applicable SEC rules.

Our audit committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains and pre-approves audit and any non-audit services to be performed by our independent registered accounting firm (subject to a de minimis exception for non-audit services that are approved by the audit committee prior to completion of the audit); directly consults with our independent registered public accounting firm; reviews and appraises the efforts of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the board of directors. The audit committee’s report relating to fiscal year 2009 is included in this proxy statement.

Compensation Committee

Our compensation committee was formed in April 2006. The current members of the compensation committee are Mr. Steinberg (chairman), Mr. Adams and Mr. Cretan. Mr. Sellers served on our compensation committee from January 28, 2009 to June 17, 2009, when he was succeeded by Mr. Adams. Our board of directors has determined that each of the members of our compensation committee is independent in accordance with the listing standards of the NASDAQ Global Market.

Our compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers. Among its duties, our compensation committee determines the compensation and benefits paid to our executive officers, including our interim president and chief executive officer.

Our compensation committee annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management, approves recipients of awards of stock options and establishes the number of shares and other terms applicable to such awards.

Our compensation committee also determines the compensation paid to our board of directors, including equity-based awards. More information about the compensation of our non-employee directors is set forth in the section of this proxy statement titled “Director Compensation.”

In addition, our compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that SEC rules require be included in our annual proxy statement, preparing the committee’s report that SEC rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter. The compensation committee’s report relating to fiscal year 2009 is included herein.

Our compensation committee has the authority to delegate any of its responsibilities to subcommittees that are composed entirely of independent directors, as the chairman of the compensation committee may deem appropriate.

For more information on the role of the compensation committee in determining executive compensation, see the section of this proxy statement titled “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee was formed in April 2006. The current members of the corporate governance and nominating committee are Mr. Jacobs (chairman), Mr. Banker and Mr. Sellers. Our board of directors has determined that each member of our corporate governance and nominating committee is independent in accordance with the listing standards of the NASDAQ Global Market.

Our corporate governance and nominating committee is charged with recommending the slate of director nominees for election to the board of directors, identifying and recommending candidates to fill vacancies on the board, and reviewing, evaluating and recommending changes to our corporate governance processes. Among its duties and responsibilities, the corporate governance and nominating committee periodically evaluates and assesses the performance of the board of directors; reviews the qualifications of candidates for director positions; assists in identifying, interviewing and recruiting candidates for the board; reviews the composition of each committee of the board and presents recommendations for committee memberships; reviews the compensation paid to non-employee directors; and reviews and recommends changes to the charter of the corporate governance and nominating committee and to the charters of other board committees.

The process to be followed by the corporate governance and nominating committee to identify and evaluate candidates includes (i) requests to board members, our chief executive officer, and others for recommendations,

(ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and (iii) interviews of selected candidates.

The corporate governance and nominating committee considers recommendations for nomination to the board of directors submitted by shareholders.

Our bylaws set forth the requirements for the submission of such nominations by shareholders for election at a meeting of our shareholders. For a nomination to be made by a shareholder, such shareholder must have given timely notice in proper written form to us. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 45 days nor more than 60 days prior to the date of the meeting of shareholders.

To be in proper written form, a shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election as a director, the following information:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

In addition, as to the shareholder giving the notice, the notice must set forth:

•	the name and record address of such shareholder;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;

•	a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Such notice must be accompanied by the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Recommendations for nomination, together with appropriate biographical information, should be sent to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary. The qualifications of recommended candidates will be reviewed by the corporate governance and nominating committee.

In evaluating the suitability of candidates to serve on the board of directors, including shareholder nominees, the corporate governance and nominating committee seeks candidates who are independent pursuant to the listing standards of the NASDAQ Global Market and who meet certain selection criteria established by the corporate governance and nominating committee. The corporate governance and nominating committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Shareholder Communications

Shareholders may send correspondence by mail to the full board of directors or to individual directors. Shareholders should address such correspondence to the board of directors or the relevant board members in care of: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary.

All shareholder correspondence will be compiled by our corporate secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy or similar substantive matters will be forwarded to the board of directors, one of the committees of the board, or a member thereof for review. Correspondence relating to the ordinary course of business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications are usually more appropriately addressed by the officers or their designees and will be forwarded to such persons accordingly.

Director Compensation

Our compensation committee annually reviews and approves compensation for our non-employee directors. Generally, the compensation committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our board of directors.

New Director Compensation Plan

On April 23, 2009, our board of directors approved a new director compensation plan to attract and retain qualified directors to assist us in the turnaround of our company. Under the new plan, we pay an annual retainer of $90,000 to each of our non-employee directors, which is paid partly in equity and partly in cash. The purpose of the equity component is to better align the interests of our directors with those of our shareholders. The directors do not receive additional fees for attendance at board or committee meetings. Mr. Sellers does not accept any compensation for his services as a director or chairman of our board of directors.

For the 2009 calendar year, due to the limited availability of shares under our 2007 Restricted Stock Plan, each non-employee director was requested to elect $20,000 of the annual retainer to be paid in equity and $70,000 of the annual retainer to be paid in cash. Equity compensation is in the form of restricted stock units vesting on the earlier of (i) January 1, 2010, (ii) a change-of-control, or (iii) the day when a director ceases to serve on our board of directors. If a director ceases to be a member of our board of directors, his restricted stock units will vest immediately and proportionately to the period of time served by the director during the year. The restricted stock units will be payable to the non-employee director, in shares of our common stock, within 20 days after becoming vested, and any units that do not vest will be forfeited. Cash compensation is paid monthly.

Pre-2009 Director Compensation Plan

Cash Compensation

Prior to 2009, each of our non-employee directors was paid a $1,000 per diem board of directors meeting fee for in-person attendance, and a $300 per diem meeting fee for telephonic attendance, at board of directors and committee meetings.

In addition, the chairman of our audit committee received an additional $2,500 annually, and the chairman of each of our compensation committee and our corporate governance and nominating committee received an additional $2,000 annually.

Stock Compensation

Prior to 2009, the company’s policy was to compensate each director by issuing 25,000 shares of our common stock upon appointment as a director and by issuing an option to purchase 75,000 shares of our common stock every three years (with the first such grant made upon appointment as a director) under the Amended and Restated 2004 Stock Option Plan.

Other Director Compensation

Prior to 2009, the company reimbursed each director for medical insurance. The company also paid the annual premium for long-term care insurance for Messrs. Cretan and Banker. The amounts that the company paid for such insurance on behalf of Messrs. Cretan and Banker during fiscal year 2009 are set forth below in the 2009 Director Summary Compensation Table in the “All Other Compensation” column.

2009 Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors for fiscal year 2009. Information about the compensation of Messrs. Davino, Eskowitz, Ingalls and Geller for their services during fiscal year 2009 is reflected in the 2009 Summary Compensation table.

	Fees Earned
	or Paid in		Stock		Option		All Other
	Cash		Awards		Awards		Compensation	Total
Name	($)		($)(1)		($)(2)		($)(3)	($)

William M. Adams(4)	5,945	(5)	3,333	(6)	—		—	9,278
Douglas Banker	24,345	(5)	3,333	(6)	—		18,390	46,069
N. Nick Cretan	24,645	(5)	3,333	(6)	—		6,140	34,118
Mark A. Hugh Sam	5,945	(5)	3,333	(6)	—		—	9,278
Jack Jacobs(4)	5,945	(5)	3,333	(6)	—		—	9,278
Jonathan F. Miller(7)	1,200		—		—	(7)	—	1,200
Alan B. Reed	25,145	(5)	3,333	(6)	—		14,058	42,536
Mark A. Sellers(8)	—		—		—		—	—
Bruce Steinberg(4)	5,945	(5)	3,333	(6)	—		—	9,278
James S. Yaffe(7)	1,900		—		—	(7)	—	1,900

(1)	The dollar values of the stock awards shown in these columns were calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” (“SFAS No. 123R”), on the same basis as disclosed in footnote 2 to the 2009 Summary Compensation Table.

(2)	We did not grant any stock option awards to our non-employee directors for fiscal year 2009. As of February 28, 2009, the following vested and unvested stock option awards, in aggregate, were outstanding: Douglas Banker — 225,000 options; N. Nick Cretan — 225,000 options; and Alan Reed — 29,167 options.

(3)	The amounts shown in these columns represent the amounts that we paid for health care insurance premiums, health care expenses, life insurance premiums and long-term care insurance premiums.

(4)	Messrs. Adams, Jacobs and Steinberg were seated as our directors on January 28, 2009, following the conclusion of Sellers Capital LLC’s consent solicitation.

(5)	Represents the amount earned with respect to fiscal year 2009.

(6)	On April 23, 2009, we granted 27,398 restricted stock units, with a SFAS 123R value of $20,000, to each of our then-serving non-employee directors (other than Mr. Sellers, who elected not to receive compensation) for the 2009 calendar year. The amounts shown in this column reflect the SFAS 123R value of these awards with respect to the last two months of our fiscal year 2009.

(7)	On August 18, 2008, Messrs. Miller and Yaffe resigned as our directors, and each forfeited 200,000 options awards with a SFAS No. 123R value of $2,108,000.

(8)	Mr. Sellers has elected not to receive any compensation for his services as a director or the chairman of our board of directors.

Director Attendance at Annual Meetings

Our policy is that all directors, absent special circumstances, should attend our annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No current member of our compensation committee: (i) was an officer or employee of ours or any of our subsidiaries during fiscal year 2009; (ii) was formerly an officer of ours or any of our subsidiaries; or (iii) had any relationship requiring disclosure in this proxy statement pursuant to SEC rules. In addition, none of our executive officers served: (i) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) as a director of another entity, one of whose executive officers served on our compensation committee; or (iii) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

EXECUTIVE OFFICERS

We currently have two executive officers:

Christopher J. Davino, age 43, serves as our interim president and chief executive officer. Further information about Mr. Davino is set forth in Proposal No. 1.

John A. Stone, age 42, has served as our chief financial officer since May 13, 2009. Prior to joining us, he served S-1 Corporation, a provider of customer interaction software solutions for financial and payment services, as chief financial officer from February 2006 to August 2008; senior vice president of global finance from October 2005 to January 2006; and controller from June 2004 until October 2005. From April 2003 to June 2004, Mr. Stone was vice president of finance, corporate controller of EarthLink, a provider of Internet access and communication services.

EXECUTIVE COMPENSATION

This section contains information regarding our compensation arrangements for fiscal year 2009 for our executive officers named in the 2009 Summary Compensation Table that follows this section. Throughout this proxy statement, the persons included in the 2009 Summary Compensation Table are referred to as our “named executive officers.”

Compensation Discussion and Analysis

Introduction

Our fiscal year 2009 was a transition year for our company in many respects, including in our board composition, leadership and executive compensation.

On July 23, 2008, Mark A. Sellers and Mark A. Hugh Sam were appointed to our board at the request of Sellers Capital LLC. On January 28, 2009, after the conclusion of the consent solicitation led by Sellers Capital LLC, Sellers Capital Master Fund, Ltd. and their slate of four independent director candidates, we recognized the election of William M. Adams, Christopher J. Davino, Jack Jacobs and Bruce Steinberg to our board. On the same date, Mr. Sellers was elected as chairman of our board. Also during our fiscal year 2009, the following persons resigned as directors: Jonathan F. Miller, on August 18, 2008; James S. Yaffe, on August 18, 2008; Bruce Eskowitz, on August 19, 2008; Harold W. Ingalls, on January 10, 2009; and Arnie Geller, on February 9, 2009. On August 8, 2008, our board determined that the previously announced appointment of Gregg M. Goodman as a director was “administratively ineffectual,” and Mr. Goodman was determined not to be a director. The composition of our compensation committee also changed during our fiscal year 2009. Although Mr. Cretan remained on the committee, the other two members were replaced by Mr. Sellers, who was succeeded by Mr. Adams on June 17, 2009, and Mr. Steinberg, the new chair of our compensation committee.

In addition to the significant changes in the composition of our board and compensation committee, our senior management completely changed during our fiscal year 2009. Mr. Eskowitz resigned as our president and chief executive officer on August 19, 2008. We terminated Mr. Geller as our president, chief executive officer and chairman of the board and appointed Mr. Davino, then a principal and head of the corporate rescue group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company, as our interim president and chief executive officer on January 28, 2009. Our other management changes during fiscal year 2009 or early fiscal year 2010 included Mr. Ingalls’ resignation as our chief financial officer, Kelli L. Kellar’s resignation as our acting chief financial officer and chief accounting officer, Brian Wainger’s resignation as our vice president and chief legal counsel, and Thomas Zaller’s departure as our vice president of exhibitions. We are in process of rebuilding our management team, and as of the date of this proxy statement, we have only two executive officers — Mr. Davino, our interim president and chief executive officer, and Mr. John A. Stone, our new chief financial officer as of May 13, 2009.

The consent solicitation led by Sellers Capital involved six of our nine current directors. In making their case to our shareholders as part of the consent solicitation, these directors strongly criticized the compensation that we paid to our senior executives, our hiring practices, and the governance that we followed in making compensation and hiring decisions. These directors expressed their intent to reform our practices in these areas and to provide compensation for our senior managers that is more clearly aligned with the interests of our shareholders.

Due to these transitional events during our fiscal year 2009, we expect that the way we make compensation decisions in the future will follow a dramatically new course.

We also expect that there will be significant changes in the magnitude of the compensation that we pay to our executives and non-employee directors. We estimate that the total compensation paid to the company’s executives and non-employee directors during fiscal years 2007, 2008 and 2009 was approximately $2,600,000, $11,500,000 and $6,100,000, respectively. We expect that the new compensation policies and practices adopted by our newly composed compensation committee will result in compensation packages for our executives and non-employee directors that are more appropriate in relation to the company’s size and performance.

Compensation Policies and Practices for Fiscal Year 2010 and the Future

Since being formed on January 28, 2009, our newly composed compensation committee has not adopted an explicit statement of what our compensation policies and practices will be in the future, but has been discussing possible approaches and expects to define and articulate our policies and practices as our financial circumstances improve. Since its formation, the committee has focused on assisting the company in rebuilding our management team. In the absence of an explicit statement of our compensation policies and practices, the committee has been guided in its deliberations and discussions by four principles. First, we are committed to paying competitive compensation, which we believe is necessary to attract and retain qualified executive officers, particularly in light of the company’s current difficult financial circumstances. Second, we are committed to linking pay to performance through incentive compensation that is tied to specific performance criteria and achievement. Third, the interests of our executive officers should be aligned with the interests of our shareholders, which we believe can be promoted through performance-based awards tied to the achievement of our business objectives and equity-based awards. Fourth, our most important objective is the long-term increase in shareholder value, which in the near term involves stabilizing the company and positioning it for future growth and success.

Role of Our Compensation Committee

The duties and responsibilities of our compensation committee are set forth in the committee’s charter, as adopted by our board in April 2006. The charter of our compensation committee is available on our website located at www.prxi.com under the heading “Investor Relations” under the subheading “Corporate Governance.” We have included additional information about our compensation committee in the section of this proxy statement titled “Corporate Governance — Compensation Committee.”

Under its charter, our compensation committee is charged with assisting our board in fulfilling its responsibilities relating to the compensation of our executive officers. The charter requires the committee to be composed of at least three directors, all of whom must satisfy the independence requirements under the listing rules of the NASDAQ Global Market. As of January 28, 2009, the committee was reconstituted with Mr. Cretan, Mr. Sellers and Mr. Steinberg, each of whom has been determined by the committee and our board to meet these independence requirements (although Mr. Adams, who was also determined to be independent, replaced Mr. Sellers on the committee as of June 17, 2009). The principal responsibilities and functions of the committee include: reviewing the competitiveness of our executive compensation programs; reviewing and approving the compensation structure for our executive officers; overseeing the annual evaluations and approving the annual compensation for our executive officers; reviewing and approving compensation packages for new executive officers; reviewing and making recommendations regarding long-term equity-based and other incentive compensation plans; and reviewing our employment practices.

Our newly composed compensation committee has not determined to recommend amendments to the committee’s charter at this time, although it will review the charter and consider recommending changes on an annual basis.

Compensation Plans and Programs

As we are rebuilding our management team, we are currently in the process of reviewing our compensation plans and programs. Historically, the company has entered into employment agreements with our executive officers, and we recently entered into employment agreements with both Mr. Davino and Mr. Stone. As we hire additional executive officers, we expect that we will provide these new hires with employment agreements on competitive terms as well.

One of our recent focuses has been to develop an equity compensation program to provide for equity-based awards to our executive officers, other employees, consultants and non-employee directors, in light of the limited availability of authorized shares under our existing equity plans. As of the end of our fiscal year 2009, only 78,501 shares remain available under our 2000 Stock Option Plan and our Amended and Restated 2004 Stock Option Plan for the grants of stock options. After our recent grants of restricted stock units to our non-employee directors, which occurred on April 13, 2009, only 41,546 shares remain available for grants under our Amended and Restated 2007 Restricted Stock Plan. Our compensation committee believes that equity-based awards are essential to align the interests of our executive officers with the interests of our shareholders, and the committee’s work in this area has resulted in the adoption of our 2009 Equity Incentive Plan, which is the subject of Proposal No. 4 in the proxy statement. Pending adoption of the 2009 Equity Incentive Plan by our shareholders, if we hire new executive officers, we may decide to make equity-based awards to our new executives outside of a formal stock plan as inducement grants that do not require shareholder approval under the listing rules of the NASDAQ Global Market. These grants would be approved by our compensation committee or a majority of our independent directors, as required by the NASDAQ rules.

In the past, the company has not utilized a formal peer group for consideration of our executive compensation decisions and generally has not utilized the advice of outside compensation consultants. In addition, the company has not had a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. As we continue to review our compensation policies and programs and as we hire additional executive officers, we will likely decide to change these practices.

Mr. Davino’s Compensation

When our newly composed board was recognized on January 28, 2009, it appointed Mr. Davino as our interim president and chief executive officer. Given our company’s deteriorating financial condition and the significant changes in the composition of our board and management, our board believed that it was critical to select an interim chief executive officer with substantial turnaround experience. Our board also determined that it was appropriate to provide a compensation package to Mr. Davino that would be competitive in the marketplace for turnaround specialists, who were acknowledged to be in demand during the current economic downturn.

In connection with Mr. Davino’s appointment, our compensation committee approved compensation for Mr. Davino that includes a base salary of $50,000 per month and a cash bonus of up to $35,000 per month, based on the achievement of performance milestones that are required to be determined by our compensation committee. We also agreed to reimburse Mr. Davino’s living and commuting expenses not in excess of $9,500 per month in connection with his services in Atlanta, Georgia, where our principal executive office is located. Mr. Davino’s compensation package does not include an equity component and does not provide any severance payments upon termination of the agreement for any reason. The terms of this compensation package are set forth in Mr. Davino’s employment agreement with us, which has been approved by our compensation committee and board and is summarized in the section of this proxy statement titled “Employment Agreements.”

In developing the components of Mr. Davino’s compensation, our compensation committee selected a salary to provide Mr. Davino with a base level of compensation, a performance-based bonus to accomplish the committee’s pay-for-performance objective, and reimbursement of expenses to ease Mr. Davino’s burden of temporarily relocating to Atlanta from his home in New Jersey. As part of the deliberations in determining this compensation package, our compensation committee considered the levels of base and incentive compensation and reimbursements that would be necessary to recruit, and retain, an experienced turnaround specialist such as Mr. Davino to our company during a period of very challenging circumstances. The committee specifically considered prevailing market rates for an experienced turnaround specialist, and sought to set Mr. Davino’s total compensation opportunity in-line with such market rates. The committee also determined that, although most of Mr. Davino’s compensation would be fixed, a significant portion should be subject to the performance-based bonus, which would provide a strong incentive to Mr. Davino to meet our short-term goals relating to stabilizing and turning-around the company.

Since Mr. Davino’s tenure as our interim president and chief executive officer was contemplated to be short-term in nature, the committee did not believe that it was appropriate to include in his compensation package an equity component, which is generally intended to provide a long-term incentive. Similarly, the committee believed that Mr. Davino’s contemplated short tenure did not warrant the protection that could be provided through a severance payment obligation.

With respect to Mr. Davino’s bonus opportunity, our compensation committee has determined the specific performance milestones that are applicable to Mr. Davino’s first four months of employment with us. These performance milestones relate directly to our efforts to turn the company around and improve our financial condition, and include the following: developing a stabilization plan; developing a revenue architecture and go-to-market strategy for exhibitions; reengineering the company’s infrastructure and reducing costs; obtaining rescue financing; renegotiating or replacing key third party contractual relationships; and developing a long-term strategic business plan framework for approval by our board. In setting these milestones, our compensation committee believed that, in light of our current financial circumstances and the need for the company to be stabilized and turned-around, it was critical to develop performance criteria focused on the company’s short-term needs and goals. Our compensation committee also recognized that Mr. Davino’s engagement was contemplated to be on a short-term basis, and the committee therefore sought to provide an incentive for Mr. Davino to achieve specific results during his expected tenure with the company. Due to our distressed financial circumstances and the many conditions at the company that need to be addressed, the short-term goals for our company that are embodied in Mr. Davino’s performance milestones are extensive, and Mr. Davino will have performed at a very high level if he is able to achieve each of them and earn his full bonus.

Mr. Davino’s employment with us is currently on a month-to-month basis, and our compensation committee expects that it will establish specific performance milestones for his performance-based bonus for each additional month that he is employed by us. We currently do not know how long Mr. Davino will be employed by us. In the event that Mr. Davino or another chief executive officer is engaged by us on a more permanent basis, we expect that our compensation committee will develop a new compensation package at that time.

Mr. Stone’s Compensation

Effective as of May 13, 2009, we hired John A. Stone as our chief financial officer. Mr. Stone was most recently the chief financial officer of S-1 Corporation, a public company listed on the NASDAQ Global Market that provides customer interaction software solutions for financial and payment services.

In connection with Mr. Stone’s appointment as our chief financial officer, our compensation committee approved compensation for Mr. Stone that includes a base salary of $220,00 per year, a performance bonus opportunity that will be consistent with the incentive compensation programs that will be developed by our compensation committee, and a restricted stock grant of 75,000 shares of our common stock that vest over three years. In addition, if Mr. Stone is terminated by us without cause, he terminates his employment for good reason, or his employment is in certain circumstances terminated after we hire a new chief executive officer or sell the company, he will be entitled to severance pay equal to four months of his base salary. The terms of this compensation package are set forth in Mr. Stone’s employment agreement with us, which has been approved by our compensation committee and is summarized in the section of this proxy statement titled “Employment Agreements.”

In developing Mr. Stone’s compensation, our compensation committee established a salary to provide Mr. Stone with a base level of compensation and a performance bonus opportunity that will be determined pursuant to the incentive compensation programs developed by the committee during fiscal year 2010. The committee also believed that an equity award, in the form of restricted stock vesting over time, was an important component to provide Mr. Stone with an incentive to remain with the company over time and to provide him with an interest that is aligned with the interests of our shareholders. In arriving at this compensation package, our compensation committee considered the past compensation levels and equity awards provided to our chief financial officers and other senior financial and accounting officers, the committee’s knowledge of the market for financial personnel, and advice from the executive search firm that assisted us in finding and recruiting Mr. Stone to the company. The severance rights provided to Mr. Stone were considered by the committee to be a reasonable payment amount in order to provide Mr. Stone with some security in joining the company at a time when our financial stability and our future executive leadership are uncertain.

Tax, Accounting and Other Considerations

Our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the annual deduction a public company can take for U.S. federal income tax purposes for compensation paid to certain employees to $1.0 million each. Our compensation committee expects that all compensation we pay to our executive officers in fiscal year 2010 will be deductible for federal income tax purposes but our compensation committee reserves the discretion to approve compensation that will not meet these requirements as necessary to ensure competitive levels of total executive compensation for our executive officers. Although our compensation committee considers minimizing federal income tax expense an important goal in our financial planning process, it does not expect that it will be the only or even the most important goal.

When approving the terms of any equity awards, our compensation committee will consider the accounting implications of a given award, including the estimated expense, and will consider the dilution to our shareholders’ holdings. The committee recognizes that any equity-based awards will be dilutive to our existing shareholders, but believes that these awards are necessary to attract and retain the talent that we need to turn the company around.

Compensation Committee Report

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee*:

Bruce Steinberg, Chairman
Mark A. Sellers
N. Nick Cretan

*	Mr. Adams did not succeed Mr. Sellers as a compensation committee member until June 17, 2009 and, therefore, was not asked to sign this report.

2009 Summary Compensation Table

The table below presents information regarding the compensation for fiscal years 2009, 2008 and 2007 for our interim president and chief executive officer, our former chief executive officers, our former chief financial officers, and all of our other executive officers employed by us at any time during fiscal year 2009. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

					Stock	Option		All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards		Compensation	Total
Position(1)	Year	($)	($)		($)(2)	($)(2)		($)(3)	($)

Christopher J. Davino(4)	2009	54,839	—		—	—		12,470	67,309
Interim President and Chief Executive Officer
Arnie Geller(5)	2009	647,570	—		—	1,663,278	(6)	173,045	2,483,893
Former Chairman of the Board,	2008	675,849	300,000	(7)	—	148,873		135,895	1,260,617
President and Chief Executive Officer	2007	404,735	—		—	83,611		97,765	586,111
Bruce Eskowitz(8)	2009	459,924	1,000,000		— (9)	—	(9)	604,228	2,064,152
Former President and Chief Executive Officer	2008	312,500	951,923	(10)	988,750 (9)	658,750	(9)	99,333	3,011,256
Kelli L. Kellar(11)	2009	152,882	5,000		92,056	27,858		11,865	289,661
Former Acting Chief Financial Officer and Chief Accounting Officer	2008	70,288	38,300	(12)	29,476	8,277		4,907	151,248
Harold W. Ingalls(13)	2009	230,013	25,000		—	49,800		50,230	355,043
Former Vice President and Chief Financial Officer	2008	10,962	25,000	(14)	—	—		—	35,962
Brian Wainger(15)	2009	108,336	50,000		—	8,601		125,000	291,937
Former Vice President and	2008	190,654	93,500	(16)	—	269,967		1,250	555,371
Chief Legal Counsel	2007	173,250	—		—	283,885		2,996	460,131
Thomas Zaller(17)	2009	246,044	75,000		—	27,194		11,865	360,103
Former Vice President of	2008	262,149	175,000	(18)	—	218,364		12,527	668,040
Exhibitions	2007	210,000	—		—	232,282		17,744	460,026

(1)	Mr. Stone was appointed as our chief financial officer on May 13, 2009, after the end of fiscal year 2009, and is, therefore, not included in this table.

(2)	The dollar values of restricted stock awards and stock option awards presented in these columns are equal to the corresponding compensation cost determined in accordance with SFAS No. 123R, except no estimates for forfeitures have been assumed. SFAS No. 123R requires that the fair value of all share-based payments to employees, including awards of employee stock options, be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 6 (Stock Options) to the Consolidated Financial Statements in our Annual Report on Form 10-K for our fiscal year ended February 28, 2007, Note 7 (Stock Options) to the Consolidated Financial Statements in our Annual Report on Form 10-K for our fiscal year ended February 29, 2008, and in Note 7 (Stock Compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K for our fiscal year 2009. We did not make any restricted stock awards or stock option awards to our named executive officers during fiscal year 2009. The amounts shown in these columns represent the compensation cost we recognized in fiscal year 2009 related to restricted stock and option awards granted in prior years, as described in SFAS No. 123(R). The amounts shown in these columns reflect our accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(3)	The amounts in the All Other Compensation Column for fiscal year 2009 consist of the following compensation items:

		Medical	Health		Living and
	Fiscal	Insurance	Care Cost	Auto	Commuting		Unpaid
Name	Year(a)	Premiums($)	Reimbursement($)	Allowance($)	Allowance($)	Relocation($)	Vacation($)	Severance($)		Consulting($)	Total($)

Christopher J. Davino	2009	2,051	—	—	10,419	—	—	—		—	12,470
Arnie Geller	2009	—	52,562	10,000	—	—	110,483	—		—	173,045
Bruce Eskowitz	2009	11,865	—	—	27,500	24,853	—	540,010	(b)	—	604,228
Kelli L. Kellar	2009	11,865	—	—	—	—	—	—		—	11,865
Harold W. Ingalls	2009	11,865	—	—	—	—	—	38,365	(c)	—	50,230
Brian Wainger	2009	—	—	—	—	—	—	—		125,000	125,000
Thomas Zaller	2009	11,865	—	—	—	—	—	—		—	11,865

(a)	The table above summarizes the amounts in the All Other Compensation Column for fiscal year 2009. The All Other Compensation Column for fiscal year 2008 includes the following compensation items: (i) for Mr. Geller, medical expenses of $47,288, life insurance expenses of $11,675, the cost of purchasing an automobile of $14,000, an automobile allowance of $12,000 and unused vacation pay of $44,195; (ii) for Mr. Eskowitz, relocation expenses of $55,926, rent expenses of $38,500 and medical expenses of $4,907; (iii) for Ms. Kellar, medical expenses of $4,907; (iv) for Mr. Wainger, medical expenses of $1,250; and (v) for Mr. Zaller, medical expenses of $11,777.

(b)	Pursuant to his separation agreement, upon his resignation on August 19, 2008, Mr. Eskowitz became entitled to a severance payment of $1,080,020, payable in bi-weekly installments from September 1, 2008 to August 31, 2009. During the 12-month severance period, we are also required to provide to Mr. Eskowitz health insurance benefits at the estimated cost of $13,046, increasing his total severance amount to approximately $1,093,065. The amount in this column represents the severance payment received by Mr. Eskowitz during fiscal year 2009.

(c)	Pursuant to the employment agreement, upon his resignation on January 10, 2009, Mr. Ingalls became entitled to a severance payment of $285,000 and continued health insurance benefits for the 12-month severance period at the estimated cost of $12,837. The amount in this column represents the severance payment received by Mr. Ingalls during fiscal year 2009 (including the health insurance costs, but excluding the acceleration of Mr. Ingalls’ options and restricted stock awards).

(4)	Mr. Davino was appointed as our interim president and chief executive officer on January 28, 2009, following the conclusion of Sellers Capitals LLC’s consent solicitation. On the same day, he was seated as one of our directors.

(5)	On January 28, 2009, we terminated Mr. Geller as our chairman of the board, president and chief executive officer. On February 9, 2009, he resigned as a director.

(6)	In connection with Mr. Geller’s termination on January 28, 2009, the vesting of 400,000 stock options with an exercise price of $4.31 was accelerated, resulting in us recognizing $1,579,667 in stock compensation income.

(7)	This amount represents a discretionary cash bonus authorized by our compensation committee on July 19, 2007.

(8)	Mr. Eskowitz resigned as our president, chief executive officer and director on August 19, 2008.

(9)	In connection with Mr. Eskowitz’s resignation on August 19, 2009, he forfeited 625,000 restricted stock awards and 625,000 option awards pursuant to his separation agreement, resulting in us recognizing $3,020,000 in stock compensation income for amounts previously expensed. We did not reflect a negative number for fiscal year 2009 for the amounts previously reported.

(10)	This amount represents a cash bonus paid to Mr. Eskowitz pursuant to the terms of his employment agreement on October 15, 2007.

(11)	Ms. Kellar resigned as our chief accounting officer and acting chief financial officer on May 15, 2009.

(12)	This amount includes a cash signing bonus paid to Ms. Kellar on November 27, 2007 of $33,300 and a $5,000 discretionary cash bonus earned during fiscal year 2008 and authorized by our compensation committee on April 17, 2008.

(13)	Mr. Ingalls resigned as our vice president, chief financial officer and director on January 10, 2009.

(14)	This amount represents a cash signing bonus paid to Mr. Ingalls on February 20, 2008.

(15)	On August 19, 2008, Mr. Wainger resigned as our vice president and chief legal counsel and is currently providing consulting services to us.

(16)	This amount includes a $43,500 discretionary cash bonus authorized by our compensation committee on July 19, 2007, and a $50,000 discretionary cash bonus earned during fiscal year 2008 and authorized by our compensation committee on April 17, 2008.

(17)	The term of Mr. Zaller’s employment agreement expired on January 27, 2009, and his employment as our vice president of exhibitions did not continue after that date.

(18)	This amount includes a $100,000 discretionary cash bonus authorized by our compensation committee on July 19, 2007, and a $75,000 discretionary cash bonus earned during fiscal year 2008 and authorized by our compensation committee on April 17, 2008.

2009 Grants of Plan-Based Awards

We have not made any awards of restricted stock or stock options to our named executive officers during fiscal year 2009. The following table shows the estimated payout under Mr. Davino’s bonus arrangements, as further described in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Employment Agreements.”

Estimated Future Payouts
Under Non-Equity Incentive Plan Awards
	Threshold	Target		Maximum
Name	($)	($)		($)

Christopher J. Davino	—	140,000	(1)	—
Arnie Geller	—	—		—
Bruce Eskowitz	—	—		—
Kelli L. Kellar	—	—		—
Harold W. Ingalls	—	—		—
Brian Wainger	—	—		—
Thomas Zaller	—	—		—

(1)	Represents the estimated future bonus payout upon Mr. Davino’s satisfaction of the performance criteria established by our compensation committee for Mr. Davino’s first four months of employment with us.

Annual Base Salary as a Percent of Total Compensation

Annual base salaries paid to our named executive officers for fiscal year 2009 are shown in the 2009 Summary Compensation Table.

For fiscal year 2009, the salary paid to each of our named executive officers constituted the following percentage of each executive’s total compensation: Mr. Davino — 81%; Mr. Geller — 26%; Mr. Eskowitz — 22%; Ms. Kellar — 53%; Mr. Ingalls — 65%; Mr. Wainger — 37%; and Mr. Zaller — 68%.

Employment Agreements

Set forth below are summaries of the key terms of our employment agreements with the named executive officers listed in the 2009 Summary Compensation Table who are currently officers of the company.

The persons listed in the 2009 Summary Compensation Table that are no longer employed by the company received compensation pursuant to employment agreements that have been summarized in prior filings made by the company with the SEC. Although the company continues to honor its ongoing obligations under such agreements, we believe that it is possible that not all of such agreements were properly approved by the company’s board of directors. In addition, due to the significant changes that have occurred at the company during and after fiscal 2009, the compensation and other arrangements provided in those agreements no longer reflect the way the company makes compensation decisions. See the section above titled “Compensation Discussion and Analysis.”

The employment agreements with our existing officers are as follows:

Christopher J. Davino.  Effective as of January 28, 2009, we entered into an employment agreement with Mr. Davino for his services as our interim president and chief executive officer. Following the expiration of the initial term on May 28, 2009, the term of the agreement automatically extends by successive one-month periods unless either party terminates the agreement by notifying the other party in writing at least 30 days prior to the end of the applicable renewal term.

Pursuant to his employment agreement, Mr. Davino receives a salary of $50,000 per month. We also reimburse Mr. Davino’s living and commuting expenses not in excess of $9,500 per month. After four months of employment, Mr. Davino became eligible to receive a performance-based cash bonus of up to $35,000 per month, including for the first four months of his employment. Our compensation committee will determine if Mr. Davino achieved the performance criteria previously developed and approved by the committee. Following May 28, 2009, we are required to pay Mr. Davino the same compensation on a month-to-month basis. Mr. Davino’s employment agreement does not provide any severance payments upon termination of the agreement for any reason.

We will indemnify Mr. Davino against all losses arising out of or relating to Mr. Davino’s employment as our interim president and chief executive officer other than losses resulting from Mr. Davino’s gross negligence or willful misconduct, any violation of law by Mr. Davino, or his breach of the agreement. The employment agreement also contains a customary confidentiality provision.

John A. Stone.  Effective as of May 13, 2009, after the end of fiscal year 2009, Mr. Stone became our chief financial officer. We entered into an employment agreement with Mr. Stone, pursuant to which Mr. Stone is entitled to receive a base salary of $220,00 per year, a performance bonus opportunity pursuant to the incentive compensation programs that will be developed by our compensation committee, and a restricted stock grant of 75,000 shares of our common stock vesting over three years. In addition, if Mr. Stone is terminated by us without cause, he terminates his employment for good reason, or his employment is in certain circumstances terminated after we hire a new chief executive officer or sell the company, he will be entitled to severance pay equal to four months of his base salary.

Outstanding Equity Awards at February 28, 2009

The following table shows information regarding our named executive officers’ outstanding equity-based awards as of February 28, 2009.

	Option Awards					Stock Awards
	Number of	Number of
	Shares	Shares
	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised	Option			Shares		of Shares
	Options	Options	Exercise	Option		That Have		That Have
	(#)	(#)	Price	Expiration		Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)(1)

Christopher J. Davino	—	—	—	—
						—		—
Arnie Geller	75,000	—	0.40	1/27/2011	(2)
	500,000	—	0.40	2/2/2012	(2)
	75,000	—	0.32	12/12/2013	(2)
	75,000	—	3.65	1/27/2016	(3)
	400,000	—	4.31	4/11/2016	(4)
						—		—
Bruce Eskowitz	—	—	—	—	(5)
						—	(6)	—
Kelli L. Kellar	3,334	6,666	9.93	11/27/2017	(7)
						3,333	(8)	2,666
						13,333	(9)	10,666
Harold Ingalls	15,000	—	4.93	2/20/2018	(10)
						—		—
Brian Wainger	33,334	—	1.70	4/15/2015	(11)
	66,666	—	2.15	9/13/2015	(12)
	100,000	—	3.65	1/27/2016	(13)
						—		—
Thomas Zaller	50,000	—	0.28	12/12/2013	(14)
	100,000	—	2.15	9/13/2015	(15)
	100,000	—	3.65	1/27/2016	(16)
						—		—

(1)	The market value of shares reported in this column is based on the closing market price of our common stock of $0.80 per share on February 27, 2009, which was the last trading day of fiscal year 2009.

(2)	Exercised on April 27, 2009. These options had three-year vesting terms, with 33 1/3% of the options vesting on each of the first, second and third anniversaries of their grant dates of January 27, 2001, February 2, 2002, and December 12, 2003, respectively.

(3)	This option vested in thirty-six equal monthly installments from the January 27, 2006 grant date.

(4)	These options were to vest in equal monthly installments over the two-year period from February 4, 2009 to February 4, 2011, but were accelerated upon Mr. Geller’s termination as our president and chief executive officer on January 28, 2009.

(5)	Upon his termination of employment, Mr. Eskowitz forfeited 625,000 options previously granted to him.

(6)	Upon his termination of employment, Mr. Eskowitz forfeited 625,000 shares of restricted stock previously granted to him.

(7)	Of the 6,666 options unexercisable at February 28, 2009, 3,333 options were accelerated and became exercisable and 3,333 options were forfeited in connection with Ms. Kellar’s resignation on May 15, 2009.

These options had a three-year vesting period, with 33 1/3% of these options vesting on each of the first, second and third anniversaries of the November 27, 2007 grant date.

(8)	Of the 3,333 restricted stock awards not vested at February 28, 2009, 1,667 shares vested and 1,666 shares were forfeited in connection with Ms. Kellar’s resignation on May 15, 2009. The restricted stock awards had a three-year vesting period, with 33 1/3% of those shares vesting on each of the first, second and third anniversaries of the September 4, 2007 grant date.

(9)	Of the 13,333 restricted stock awards not vested at February 28, 2009, 6,667 shares vested and 6,666 shares were forfeited in connection with Ms. Kellar’s resignation on May 15, 2009. The restricted stock awards had a three-year vesting period, with 33 1/3% of those shares vesting on each of the first, second and third anniversaries of the November 27, 2007 grant date.

(10)	Upon Mr. Ingalls’ resignation on January 10, 2009, 15,000 options became exercisable. On February 20, 2008, Mr. Ingalls was awarded an option to purchase 45,000 shares of common stock. The option had a three-year vesting period, with 33 1/3% of the options vesting on each of the first, second and third anniversaries of the February 20, 2008 grant date. Upon Mr. Ingalls’ resignation, one-third of the shares under the option became immediately exercisable, and the remaining two-thirds of the shares under the option were cancelled.

(11)	33,334 options became exercisable on April 15, 2008.

(12)	33,333 options became exercisable on September 13, 2009, and 33,333 options became exercisable on September 13, 2008.

(13)	These options vested in 24 equal monthly installments from the January 27, 2006 grant date, such that 6,250 options become exercisable each month during such period.

(14)	Exercised on April 24, 2009. This option became exercisable immediately on the date of grant.

(15)	The amount includes 33,334 options that became exercisable on September 13, 2008.

(16)	These options vested in 24 equal monthly installments from the January 27, 2006 grant date, such that 6,250 options became exercisable each month during such period.

2009 Option Exercises and Stock Vested

The following table shows information regarding aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal year 2009 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Christopher J. Davino	—	—	—	—
Arnie Geller	83,167	178,809	—	—
Bruce Eskowitz	—	—	—	—
Kelli L. Kellar	—	—	8,334	92,058
Harold W. Ingalls	—	—	25,000	123,250
Brian Wainger	—	—	—	—
Thomas Zaller	—	—	—	—

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our common stock on the date of exercise, multiplied by the number of shares acquired.

(2)	The value realized on the vesting of our restricted stock is determined by multiplying the number of shares acquired by the market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

We currently have only two executive officers — Mr. Davino, our interim president and chief executive officer, and Mr. Stone, our chief financial officer. Mr. Davino’s employment agreement does not provide for any payments upon termination or a change-of-control. For a description of the potential payments to Mr. Stone upon a termination or change-of-control under his employment agreement, see the section of this proxy statement titled “Employment Agreements.”

Pursuant to the company’s 2000 Stock Option Plan and Amended and Restated 2004 Stock Option Plan, upon the effective date of a change-of-control of the company, our board of directors may declare that each option granted under these plans shall terminate as of a date fixed by the board. Each named executive officer would then have the right, during the period of 30 days preceding such termination, to exercise his or her options as to all or any part of the shares of stock covered by the options, including shares of stock as to which such option would not otherwise be exercisable.

In addition, pursuant to our Amended and Restated 2007 Restricted Stock Plan, upon the effective date of a change-of-control of the company, all awards of restricted stock outstanding under the Plan and held by our named executive officers would immediately vest in full.

OUR SHAREHOLDERS

Except as indicated otherwise, the following table sets forth certain information, as of June 17, 2009, regarding the beneficial ownership of our common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors, nominees for directors and executive officers; and

•	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
		Percentage of
Name of Beneficial Owner	Number of Shares (#)	Class (%) (1)

More than 5% Shareholders:
Sellers Capital Master Fund, Ltd. (2)	4,928,399	16.3%
Arnie Geller (3)	2,981,717	9.6%
Tricadia Capital Management, LLC (4)	2,091,600	6.9%
William S. and Janice S. Gasparrini (5)	2,288,937	7.6%
Morgan Stanley (6)	1,601,105	5.3%
Directors, Director Nominees and Executive Officers:
William M. Adams (7)	27,398	—
Douglas Banker (7)(8)	332,398	1.1%
N. Nick Cretan (7)(8)	332,398	1.1%
Christopher J. Davino	—	—
Mark A. Hugh Sam (7)	27,398	—
Jack Jacobs (7)	27,398	—
Alan B. Reed (7)(9)	93,772	—
Mark A. Sellers (10)	4,928,399	16.3%
Bruce Steinberg (7)	27,398	—
John A. Stone (11)	75,000	—
Samuel S. Weiser (10)	4,928,399	16.3%
Directors and executive officers as a group (11 persons) (12)	5,871,559	19.1%

(1)	As reported by such persons as of June 17, 2009, with percentages based on 30,198,966 shares of our common stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. We have determined beneficial ownership in accordance with the SEC’s rules. Under such rules, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that shareholder. We have omitted percentages of less than 1% from the table.

(2)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A filed with the SEC by Sellers Capital Master Fund, Ltd., Sellers Capital LLC, and Mark A. Sellers on May 12, 2009. Each reporting person reports shared voting and dispositive power with respect to 4,928,399 of such shares. Mark A. Sellers is the managing member of Sellers Capital LLC, which is the investment manager to and general partner of Sellers Capital Master Fund, Ltd. In addition to Mr. Sellers, the only other person who may be deemed to be operating in the capacity of an executive officer or director of Sellers Capital Master Fund, Ltd. or Sellers Capital LLC is Samuel S. Weiser, who is the Chief Operating Officer of Sellers Capital LLC. Each of the reporting persons disclaimed beneficial ownership of shares of our common stock, except to the extent of their pecuniary interest therein. The principal business office of Sellers Capital Master Fund, Ltd. is c/o M&C Corporate Services, Ugland House, South Church Street, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Islands. The principal business office of Sellers Capital LLC and Mark A. Sellers is 311 S. Wacker Drive, Suite 925, Chicago, Illinois 60606.

(3)	Mr. Geller holds 475,000 presently exercisable options but we are unable to determine Mr. Geller’s other current holdings of our common stock. The number of shares shown in the table is based on the company’s consent revocation statement filed with the SEC on January 9, 2009 and includes (i) 1,267,300 shares of common stock held as tenancy by the entireties by Mr. Geller and his wife, Judith Geller; (ii) presently exercisable options to purchase 718,750 shares of common stock; and (iii) 83,167 shares of common stock held by Judith Geller. Mr. Geller’s last Schedule 13D/A was filed with the SEC on February 14, 2007, and his last Form 4 was filed with the SEC on July 1, 2008.

(4)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G filed with the SEC by Tricadia Capital Management, LLC (“Tricadia”), Tricadia Holdings, L.P., Tricadia Holdings GP, LLC, Arif Inayatullah, and Michael Barnes on February 12, 2009 with respect to their holdings as of December 31, 2008. Each reporting person reports shared voting and dispositive power with respect to 2,091,600 of such shares. The reported shares are owned by advisory clients of Tricadia, no one of which to the knowledge of Tricadia owns more than 5% of the class. In its role as an investment advisor, Tricadia possesses voting and investment power over the reported shares that are owned by Tricadia’s advisory clients. Tricadia Holdings, L.P. owns Tricadia Capital Management, LLC. Tricadia Holdings GP, LLC serves as the general partner of Tricadia Holdings, L.P. Michael Barnes and Arif Inayatullah are the managing members of Tricadia Holdings GP, LLC. Each of the reporting persons disclaimed beneficial ownership of shares of our common stock. The principal business office of each reporting person is 780 Third Avenue, 29th Floor, New York, NY 10017.

(5)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D filed with the SEC by William S. Gasparrini and Janice S. Gasparrini on July 7, 2005. Mr. Gasparrini reports sole voting and dispositive power with respect to 544,994 of such shares and Mr. and Mrs. Gasparrini report shared voting and dispositive power with respect to 1,743,943 of such shares. Mr. and Mrs. Gasparrini have the power to vote or to direct to vote, and the power to dispose or direct the disposition of, the reported shares. The Gasparrinis’ address is 23 Oak Street, Greenwich, Connecticut 06830.

(6)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G/A filed with the SEC by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 17, 2009 with respect to their holdings as of December 31, 2008. Morgan Stanley reports sole voting power with respect to 1,476,203 of such shares and sole dispositive power with respect to 1,601,105 of such shares. Morgan Stanley Investment Management Inc. reports sole voting power with respect to 1,442,060 of such shares and sole dispositive power with respect to 1,506,861 of such shares. The shares reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. The Schedule 13G/A does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the shares of our common stock held by Morgan Stanley and Morgan Stanley Investment Management Inc. The principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036, and the principal business office of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(7)	The number shown includes the 27,398 shares of restricted common stock granted to each of our non-employee directors (other than Mr. Sellers) on April 23, 2009.

(8)	The number shown includes presently exercisable options to purchase 225,000 shares of common stock.

(9)	The number shown includes (i) 4,000 shares of common stock held by Mr. Reed as custodian for his daughter; (ii) 33,207 shares beneficially owned by Mr. Reed’s wife, Elizabeth A. Reed; and (iii) presently exercisable options to purchase 29,167 shares of common stock.

(10)	As a control affiliate of Sellers Capital LLC and Sellers Capital Master Fund, Ltd., Mr. Sellers is deemed to beneficially own the 4,928,399 shares of our common stock that are beneficially owned by Sellers Capital LLC and Sellers Capital Master Fund, Ltd. As the chief operating officer of Sellers Capital LLC, Mr. Weiser is also deemed to beneficially own the 4,928,399 shares of our common stock that are beneficially owned by Sellers Capital LLC and Sellers Capital Master Fund, Ltd.

(11)	The number shown represents the 75,000 shares of restricted stock that Mr. Stone is entitled to receive under his employment agreement with us.

(12)	Represents beneficial ownership of our common stock held by our current directors and executive officers as a group as of June 17, 2009. During fiscal year 2009, Messrs. Miller, Yaffe, Eskowitz, Ingalls and Geller resigned as our directors, and Messrs. Eskowitz, Ingalls, Geller, Wainger and Zaller and Ms. Kellar resigned or were terminated as our executive officers. We are unable to determine their current holdings of our common stock. As reported in the company’s revised proxy statement filed with the SEC on September 29, 2008, Messrs. Eskowitz, Ingalls, Geller, Wainger and Zaller and Ms. Kellar held as a group 3,541,817 shares of our common stock as of September 9, 2008. As reported in the company’s proxy statement filed with the SEC on June 24, 2008, Messrs. Miller and Yaffe as a group held 50,000 shares of our common stock as of June 18, 2008.

Changes-of-Control

On July 23, 2008, Mark A. Sellers and Mark A. Hugh Sam were appointed to our board at the request of Sellers Capital LLC. On January 28, 2009, after the conclusion of the consent solicitation led by Sellers Capital LLC, Sellers Capital Master Fund, Ltd. and their slate of four independent director candidates, we recognized the election of William M. Adams, Christopher J. Davino, Jack Jacobs and Bruce Steinberg to our board. On the same date, Mr. Sellers was elected as chairman of our board. Also during our fiscal year 2009, the following persons resigned as directors: Jonathan F. Miller, on August 18, 2008; James S. Yaffe, on August 18, 2008; Bruce Eskowitz, on August 19, 2008; Harold W. Ingalls, on January 10, 2009; and Arnie Geller, on February 9, 2009. On August 8, 2008, our board determined that the previously announced appointment of Gregg M. Goodman as a director was “administratively ineffectual,” and Mr. Goodman was determined not to be a director.

In addition to the significant changes in the composition of our board, our senior management completely changed during our fiscal year 2009. Mr. Eskowitz resigned as our president and chief executive officer on August 19, 2008. At the conclusion of Sellers Capital’s consent solicitation, we terminated Mr. Geller as our president, chief executive officer and chairman of the board and appointed Mr. Davino, then a principal and head of the corporate rescue group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company, as our interim president and chief executive officer on January 28, 2009. Our other management changes during fiscal year 2009 or early fiscal year 2010 included Mr. Ingalls’ resignation as our chief financial officer, Kelli L. Kellar’s resignation as our acting chief financial officer and chief accounting officer, Brian Wainger’s resignation as our vice president and chief legal counsel, Thomas Zaller’s departure as our vice president of exhibitions, and the appointment of John A. Stone as our new chief financial officer.

As described above in Proposal No. 2, Sellers Capital Master Fund, Ltd., our largest shareholder, has purchased from us Notes in the aggregate principal amount of $11.55 million. If Proposal No. 2 is approved by our shareholders, Sellers Capital will have the right to convert the Notes into shares of our common stock, increasing Sellers Capital’s beneficial ownership to approximately 44.0% of our common stock. Sellers Capital will be restricted from voting the shares issuable upon the conversion of the Notes, except upon specific events outside the normal course. In addition, we have nominated Samuel S. Weiser, an affiliate of Sellers Capital, to our board. Mr. Weiser’s nomination is subject to the approval of our shareholders, as further described in Proposal No. 1.

Except for the transactions described herein, we are not aware of any arrangement that might result in a change-of-control in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater-than-10% shareholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in us.

Based solely on the copies of the reports filed with the SEC, we believe that during fiscal year 2009 all of our directors, officers and greater-than-10% shareholders timely complied with the filing requirements of Section 16(a), except as described below. Mr. Hugh Sam, our director, and Mr. Sellers, our chairman of the board, inadvertently did not timely file their initial statements of beneficial ownership. Sellers Capital LLC, our largest shareholder, was also a day late in filing a statement of changes in beneficial ownership, and Ms. Kellar, our former chief accounting officer and acting chief financial officer, inadvertently did not timely file a statement of changes in beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On February 28, 2007, our wholly-owned subsidiary R.M.S. Titanic, Inc. entered into a sale agreement with Seaventures, Ltd., pursuant to which Seaventures acquired from us all of its ownership interest in the Carpathia for $3,000,000. We received $500,000 from Seaventures on February 28, 2007 and received the remaining $2,500,000 from Seaventures on April 15, 2008. Also, on February 28, 2007, Seaventures purchased an option from us to present the first exhibition of objects recovered from the Carpathia together with certain of our Titanic artifacts. We received payment of $1,500,000 from Seaventures for the sale of this option on February 28, 2007. At the time we entered into the transaction with Seaventures, its principal, Joseph Marsh, was a holder of more than 5% of our common stock. We entered into a 20-year license agreement effective February 28, 2007 whereby we received exclusive rights to present Carpathia artifacts in our exhibitions in exchange for funding an expedition to the Carpathia, which includes providing research and recovery expertise. As of February 28, 2009, we had provided funding of approximately $912,000. We will start amortizing this license agreement with the opening of Titanic in St. Paul, Minnesota. It will be amortized over the remaining term of the agreement or its useful life.

Judy Geller, the wife of our former president and chief executive officer and executive chairman, received payments for services of approximately $100,000 during the fiscal year ended February 29, 2008. Ms. Geller was engaged to provide consulting on our exhibition design, development and installation and catalog design and development. In addition, royalty payments on the sale of our exhibition catalogs of approximately $197,000 were paid to her during the fiscal year ended February 29, 2008 by us and our co-presentation partner pursuant to a royalty agreement between Ms. Geller and us. On June 27, 2008, the company entered into a settlement agreement with Ms. Geller whereby she received a single payment of $275,000 as a final and complete settlement of all monies owed to her under her consulting agreement dated March 15, 2001 and amended March 15, 2006. In addition to the cash payment, 16,500 unvested options to purchase our common stock were fully vested. Any additional options granted to her on September 13, 2005 were forfeited.

Pursuant to his consulting and severance agreement, the company paid Mr. Wainger a consulting fee of $20,833 per month from August 19, 2008, the date of Mr. Wainger’s resignation as our vice president and chief legal counsel, to February 28, 2009. The agreement also provided for a severance payment of $20,833 per month, payable from March 1,

2009 through March 15, 2010. To assist in the company’s transition, in March 2009 we extended Mr. Wainger’s consulting agreement through August 31, 2009, pursuant to which Mr. Wainger provides services with respect to legal, financial, strategic, administrative and other business matters affecting our company. Mr. Wainger will receive a total payment of $90,000 for his consulting services from March through August 2009, to be paid on March 15, 2010. We also pay rent in the amount of $397 per month for Mr. Wainger’s office in Virginia and reimburse Mr. Wainger for his reasonable out-of-pocket expenses that are directly related to his consulting services. Until March 15, 2010, Mr. Wainger is also entitled to receive our medical and dental insurance coverage and is entitled to exercise his stock options, which vest according to their schedule, through March 31, 2011.

On February 2, 2009, we entered into a month-to-month consulting agreement with Foxdale Management, LLC and Mr. Samuel Weiser, our director nominee, pursuant to which Mr. Weiser provides consulting services to us at a rate of $1,250 a day, not to exceed 16 days per month, and after three months is eligible for an incentive award at the sole discretion of the compensation committee of our board of directors. Mr. Weiser is also the chief operating officer of Sellers Capital, LLC, which manages Sellers Capital Master Fund, Ltd., our largest shareholder. We do not expect Mr. Weiser’s consulting contract to continue past July 31, 2009. If elected at the annual meeting, Mr. Weiser will receive only regular director compensation.

Sellers Capital, our largest shareholder, purchased from us Notes in the principal amount of $6.0 million on May 6, 2009 and Notes in the principal amount of $5.55 million on June 15, 2009. For more information, see Proposal No. 2.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Pursuant to policies and procedures adopted by our board of directors, our audit committee or our full board of directors reviews all relationships and transactions in which the company and our directors or executive officers, or their immediate family members, are participants in advance for review and approval. All existing related party transactions are reviewed at least annually by our audit committee or our full board of directors. Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

During its review of such relationships and transactions, our audit committee or our full board of directors considers the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person and to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the NASDAQ Global Market and other relevant rules related to independence.

Litigation with Our Former Chief Executive Officer

On January 29, 2009, Arnie Geller filed an action titled Arnie Geller v. Premier Exhibitions, Inc. in the Circuit Court of the Thirteenth Judicial Circuit in Hillsborough County, Florida. Geller’s claims arise from his termination for cause as our former president, chief executive officer and chairman of the board of directors. Geller alleges that we breached his employment agreement when we allegedly rejected Geller’s voluntary termination and when we terminated Geller for cause. Geller also brought an equitable action for an accounting due to the “complex” transactional history and accounting issues involved in Geller’s compensation from our company. We filed our answer and counterclaims on March 10, 2009. Answering Geller’s complaint, we denied Geller’s allegations and maintained that Geller was properly terminated for cause. We counterclaimed against Geller for breach of fiduciary duty and unjust enrichment caused by Geller’s actions during his tenure at various times as our president, chief executive officer, chairman of the board of directors, and director. We intend to vigorously defend the case and pursue our counterclaims.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly changes in cumulative total shareholder return on shares of our common stock with the cumulative total return of the Standard & Poor’s 600 Small Cap Index and the Russell 3000® Index, which we joined on June 22, 2007. In each case, we assumed an initial investment of $100 on February 28, 2003. Each subsequent date on the chart represents the last day of the indicated fiscal year. Total returns assume the reinvestment of all dividends. Our stock performance may not continue into the future with the trends similar to those depicted in this graph. We neither make nor endorse any predictions as to our future stock performance.

	2003	2004	2005	2006	2007	2008	2009
Premier Exhibitions, Inc.	$100	$1,714	$1,643	$5,757	$15,457	$7,229	$1,143
Standard & Poor’s 600 Small Cap Index	$100	$154	$180	$205	$221	$204	$112
Russell 3000® Index	$100	$141	$152	$168	$188	$185	$102

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In order to reduce costs and in accordance with SEC rules, we deliver only one proxy statement and annual report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of such shareholders. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to The Altman Group, Inc. at the telephone number and address noted below, a separate copy of our proxy statement and annual report to each shareholder at a shared address to which a single copy of the documents are delivered. Shareholders who wish to receive a separate copy of our proxy statement and annual report in the future should contact The Altman Group, Inc. either by calling toll-free at 1-866-828-6934, or by writing to The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071. Shareholders sharing an address who currently receive multiple copies of proxy statements and annual reports, but who wish to receive only a single copy of such materials, can request that only a single copy be provided by contacting The Altman Group at the same number or address.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for our 2010 annual meeting of shareholders shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of the release of this proxy statement to shareholders. Thus, for the 2010 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 8, 2010. We will not include in our proxy materials shareholder proposals received after that date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act, as described above, may be brought before the 2010 annual meeting in accordance with our bylaws. Our bylaws describe the information required in any such notice and also require that we receive notice of such proposals not less than 45 days nor more than 60 days prior to the date of the annual meeting. Thus, for the 2010 annual meeting, assuming that it is held on Thursday, August 5, 2010, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials between June 7, 2010 and June 22, 2010. In accordance with our bylaws, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2010 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We are incorporating by reference the following portions of our Annual Report on Form 10-K, a copy of which accompanies this proxy statement:

•	Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”;

•	Part II, Item 8, “Financial Statements and Supplementary Data”; and

•	Part II, Item 9, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Davino
Interim President and Chief Executive Officer

Atlanta, Georgia
July [ • ], 2009

APPENDIX A

OPINION OF LADENBURG THALMANN & CO. INC.

May 3, 2009

The Financing Committee
of the Board of Directors
Premier Exhibitions, Inc.
3340 Peachtree Road
Suite 2250
Atlanta, GA 30326

Gentlemen:

We have been advised that Premier Exhibitions, Inc. (the “Company”) intends to enter into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) between the Company and Sellers Capital Master Fund, Ltd. (“Sellers Capital”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Note Purchase Agreement, the Convertible Note (the “Note”) and other ancillary documents to be entered into in connection with the Note Purchase Agreement (collectively, the “Financing Documents”).

Pursuant to the Financing Documents, Ladenburg understands that the Company is seeking to raise $12 million (the “Financing”) and that Sellers Capital will initially purchase (the “Initial Closing”) Notes in the aggregate principal amount of $6 million for $6 million in cash (the “Initial Consideration”) and subsequently other investors (the “Other Investors” and collectively with Sellers Capital, the “Investors”) and/or Sellers Capital may purchase up to an additional $6 million in aggregate principal amount of the Notes for an additional $6 million in cash (the “Additional Consideration” and collectively with the Initial Consideration, the “Consideration”). The Other Investors may include certain of the Company’s current shareholders. The Company’s current shareholders other than the Investors are hereinafter referred to as the “Unaffiliated Shareholders.”

Pursuant to the Note Purchase Agreement, the Company will issue the Notes which, initially, will be unsecured, have a three-year term, bear interest at 6% per annum and, subject to shareholder approval, be convertible into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) at a price of $0.75 per share. The Note Purchase Agreement also provides that the Company will hold its Annual Meeting within 61 to 120 days after the Initial Closing to approve (i) an amendment to its charter to increase the number of authorized shares of Common Stock that may be issued and (ii) the issuance to the Investors of the Conversion Shares upon conversion of the Notes. The Conversion Shares will, if the Notes are converted, represent a significant portion of the outstanding equity of the Company and would cause substantial dilution to the Company’s shareholders. If the Company’s shareholders do not approve the foregoing matters, the Note will mature 180 days after the Annual Meeting, the interest rate will increase to 18% per annum and the Note will be entitled to the benefit of a security interest in the Company’s assets. Subject to certain limitations and the issuance of a warrant to purchase shares of Common Stock, the Note is prepayable at the Company’s option.

The full terms and conditions of the Financing, the Note Purchase Agreement, the Note and the other actions contemplated are more specifically set forth in the Financing Documents.

Ladenburg is a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services. In the ordinary course of business, Ladenburg, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, any other party that may be involved in the Financing and/or their respective affiliates.

We have been retained to render an opinion as to whether, on the date of such opinion, the Consideration to be received by the Company in connection with the Financing is fair to the Company and the Unaffiliated Shareholders from a financial point of view. Our opinion does not address any other term or aspect of the Financing or the

Financing Documents, including, but not limited to, the fairness of the Financing to, or any consideration therewith by, any other shareholders, creditors or other constituencies nor as to the fairness of the amount or nature of the compensation to any officers, directors or employees of any parties to the Financing, or class of such persons, relative to the Consideration to be received by the Company, or otherwise. We do not express any opinion as to the underlying valuation or future performance of the Company, or the price at which the Company’s securities might trade at any time in the future.

We have not been requested to opine as to, and our opinion does not address, the relative merits of the Financing as compared to any alternative business strategy that might exist for the Company, the decision of whether the Company should complete the Financing, and other alternatives to the Financing that might exist for the Company. The financial terms and other terms of the Financing were determined pursuant to negotiations between the Company (through the Financing Committee of the Board of Directors), Sellers Capital and each of their respective advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed a draft of the Note Purchase Agreement, the Note and the other Financing Documents, in each case dated May 3, 2009.

•	Reviewed publicly available financial information and other data with respect to the Company that we deemed relevant, including, but not limited to, the Annual Report on Form 10-K for the year ended February 29, 2008, and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2008.

•	Reviewed non-public information and other data with respect to the Company, including a draft Annual Report on Form 10-K for the year ended February 28, 2009, 13-week cash flows for various periods, preliminary financial projections for the three years ending February 29, 2012, and other internal information and management reports.

•	Reviewed and analyzed the Financing’s pro forma impact on the Company’s outstanding securities and shareholder ownership.

•	Considered the historical financial results and present financial condition of the Company.

•	Reviewed and compared the trading of, and the trading market for, the Company’s common stock, and two general market indices.

•	Reviewed and compared the terms of the Note to the terms of certain convertible private investments in public entities (“PIPE”) transactions completed after October 1, 2008.

•	Reviewed and discussed with representatives of the Company’s management certain financial and operating information furnished by them, including preliminary financial projections and analyses with respect to the Company’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate by us.

In arriving at our opinion we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us and we have further relied upon the assurances of Company management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of the Company under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not physically inspected the Company’s properties and facilities and have not made or obtained any evaluations or appraisals of the Company’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Also, we have not attempted to confirm whether the Company has good title to its assets.

We assumed that the Financing will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations. We assumed that the Financing will be consummated on the terms set forth in the Financing Documents, without further amendments thereto, and without waiver by the Company of conditions to any of its obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the Unaffiliated Shareholders in any material respect. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Financing will not have an adverse effect on the Company or the Financing. We have also assumed that the representations and warranties of the parties thereto contained in the Financing Documents are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Financing Documents. At your direction, we have not been asked to, nor do we, offer any opinion as to the contractual terms of the Financing Documents or the prospect that the conditions set forth in the Financing Documents will be satisfied.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, May 3, 2009. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Financing Committee in connection with its consideration of the Financing. Our opinion may not be used by any other person or for any other purpose without our prior written consent unless (i) it is filed with or referred to in any registration statement, proxy statement or any other document filed by the Company with the Securities and Exchange Commission and it is included in full, (ii) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Financing and covered in our opinion, or (iii) otherwise required by law. Our opinion is not intended to and does not constitute an opinion or recommendation to any of the Company’s shareholders as to how such shareholders should vote or act with respect to the Financing, or any matter relating thereto. Our opinion should not be construed as creating any fiduciary duty on our part to any party.

In connection with our services, and pursuant to that certain Fairness Opinion Agreement between Ladenburg and the Financing Committee dated April 17, 2009 (the “Ladenburg Engagement Agreement”), we have received a retainer and will receive the balance of our fee, which is not contingent upon the completion of the Financing, when we notify the Company that we are prepared to deliver our opinion. Also, pursuant to the Ladenburg Engagement Agreement, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Ladenburg has not previously provided, nor are there any pending agreements to provide, any other services to the Company, except that Ladenburg has been engaged on a non-exclusive basis to introduce potential investors and/or other sources of capital to the Company.

Under our policies and procedures, a fairness committee did not approve or issue this opinion and was not required to do so.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Consideration to be received by the Company in connection with the Financing is fair to the Company and the Unaffiliated Shareholders from a financial point of view.

Very truly yours,

/s/  Ladenburg Thalmann & Co. Inc.
Ladenburg Thalmann & Co. Inc.

APPENDIX B

FORM OF
SECOND ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PREMIER EXHIBITIONS, INC.

The undersigned, for the purpose of amending the Articles of Incorporation filed by PREMIER EXHIBITIONS, INC. (the “Corporation”) pursuant to Section 607.1006 of the Florida Business Corporation Act hereby adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

Article V of the Articles of Incorporation, as filed with the Secretary of State of the Florida Division of Corporations on July 28, 2004 and as amended on September 1, 2005, is hereby amended to increase the aggregate number of shares of voting common stock of the Corporation from FORTY MILLION (40,000,000) to SIXTY-FIVE MILLION (65,000,000), and shall be so amended to read in its entirety as follows:

ARTICLE V

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue shall be SIXTY-FIVE MILLION (65,000,000) shares of voting common stock with $.0001 par value per share.

ADOPTION DATE OF AMENDMENT

The above amendment was adopted by the Corporation’s Board of Directors by resolution dated as of June 10, 2009.

ADOPTION OF AMENDMENT

The above amendment was duly adopted by the holders of at least a majority of the shares of common stock of the Corporation present and cast on the matter at the annual meeting of shareholders of the Corporation held on August 6, 2009.

IN WITNESS WHEREOF, signed this 6th day of August, 2009.

PREMIER EXHIBITIONS, INC.

/s/  Christopher J. Davino
Name:     Christopher J. Davino

Title:	Interim President and Chief Executive Officer

B-1

APPENDIX C

PREMIER EXHIBITIONS, INC.
2009 EQUITY INCENTIVE PLAN

1. Establishment, Objectives, Duration, Prior Plans.

a. Premier Exhibitions, Inc., a Florida corporation (hereinafter referred to as the “Company”), hereby establishes an equity compensation plan to be known as the “Premier Exhibitions, Inc. 2009 Equity Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. The Plan is effective as of June 17, 2009 (the “Effective Date”), subject to the approval of the Plan by the shareholders of the Company at the 2009 Annual Meeting. Definitions of capitalized terms used in the Plan are contained in the attached glossary, which is an integral part of the Plan.

b. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s shareholders.

c. No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d. If the Company’s shareholders approve the Plan at the 2009 Annual Meeting, the Premier Exhibitions, Inc. 2007 Restricted Stock Plan, as amended (the “2007 Plan”), the Premier Exhibitions, Inc. 2000 Stock Plan (the “2000 Plan”) and the Premier Exhibitions, Inc. Amended and Restated 2004 Stock Option Plan, as amended (the “2004 Plan”) will terminate in their entirety effective immediately after the 2009 Annual Meeting; provided that, all outstanding awards under the 2007 Plan, the 2000 Plan and the 2004 Plan as of the date of the 2009 Annual Meeting shall remain outstanding and shall be administered and settled in accordance with the provisions of the 2007 Plan, the 2000 Plan and the 2004 Plan, respectively, and the applicable award agreements.

2. Shares Available Under the Plan.

a. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 3,000,000 Shares, any or all of which may be delivered with respect to ISOs. The aggregate number of Shares available for delivery under this Plan shall be subject to adjustment as provided in Section 15; provided, however, that no such adjustment shall affect the status of any Stock Option intended to qualify as an ISO. Shares delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing.

b. Each Share delivered pursuant to a Stock Option or SAR, or an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards with a per Share or per unit purchase price at least 100% of Fair Market Value on the Date of Grant shall be counted against the Share limits contained in this Section 2 as one Share for every one Share subject thereto. Each Share delivered pursuant to an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards with a per Share or per unit purchase price of less than 100% of Fair Market Value on the Date of Grant shall be counted against the Share limits contained in this Section 2 as two (2) Shares for every one Share subject thereto.

c. If any Award granted pursuant to this Plan terminates or is forfeited without having been exercised in full, or if any Award granted pursuant to this Plan is settled (or can be paid only) in cash, then the underlying Shares, to the extent of any such forfeiture, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 2(a). Except as may be required by reason of Section 422 and related provisions of the Code, Shares delivered under the Plan as a Substitute Award or in settlement of a Substitute Award shall not reduce or be counted against the Shares available for Awards under the Plan and will not count against the Plan limit as set forth in Section 2(a) to the extent that the rules and regulations of any stock exchange or other trading market on which the Shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

d. Notwithstanding any other provision herein, the following Shares shall not be added to the maximum Share limit described above: (i) Shares tendered in payment of the Exercise Price of a Stock Option, (ii) Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and (iii) Shares that are repurchased by the Company with Stock Option proceeds. Moreover, all Shares covered by a SAR, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually delivered to the Participant upon exercise of the right, shall be considered delivered pursuant to the Plan.

e. Subject to adjustment as provided in Section 15 of this Plan, the following limits shall apply with respect to Awards and any Dividend Equivalents that are intended to qualify for the Performance-Based Exception:

(i) The maximum aggregate number of Shares that may be subject to Stock Options or SARs granted in any calendar year to any one Participant shall be 1,200,000 Shares.

(ii) The maximum aggregate number of Shares of Restricted Stock and Shares subject to Restricted Stock Units and Other Stock-Based Awards granted in any calendar year to any one Participant shall be 600,000 Shares.

(iii) The maximum aggregate number of Shares deliverable under Performance Shares granted in any calendar year to any one Participant shall be 750,000 Shares.

(iv) The maximum aggregate compensation that can be paid pursuant to Performance Units or cash-based Awards under Section 10 granted in any calendar year to any one Participant shall be $1,200,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(v) The maximum Dividend Equivalents that may be paid in any calendar year to any one Participant shall be $300,000.

3. Administration of the Plan.

a. The Plan shall be administered by the Compensation Committee of the Board or such other committee (the “Committee”) as the Board shall select consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under the NASDAQ Global Market rules. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

b. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan.

c. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3(c)) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

d. Notwithstanding the above, the Board or Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who are also officers of the Company, the authority, within specified parameters established by the Board or Committee, to (i) designate Employees to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Employees who are subject to Section 16(a) of the Exchange Act on the Date of Grant, or who as of the Date of Grant are reasonably anticipated to be become “covered employees” within the meaning of Section 162(m) of the Code during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board or Committee, as applicable, and such delegates shall report regularly to the Board or Committee, as applicable, regarding the delegated duties and responsibilities and any Awards so granted.

e. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Directors, Employees and their estates and beneficiaries.

4. Eligibility and Participation.

a. Each Employee, Director and Consultant is eligible to participate in the Plan.

b. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

c. Notwithstanding the foregoing provisions of this Section 4, Incentive Stock Options may be granted only to eligible Participants who are Employees of the Company (or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code). Eligible Participants who are service providers to a Subsidiary may be granted Stock Options or Stock Appreciation Rights under this Plan only if the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

5. Stock Options.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Options to Participants in such number as the Committee shall determine. Each Stock Option grant shall be evidenced by an Award Agreement and shall be subject to the following provisions:

a. All Stock Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant. Any Incentive Stock Option granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to comply with Section 422 of the Code.

b. The Exercise Price for each Stock Option shall be determined by the Committee, in its sole discretion, and shall be at least equal to the Fair Market Value of a Share on the Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Exercise Price for each grant of a Stock Option shall be at least equal to one hundred ten percent (110%) of the Fair Market Value of a Share on the Date of Grant.

c. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Stock Option shall be exercisable later than the tenth (10th) anniversary of its Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Incentive Stock Option shall not be exercisable later than the fifth (5th) anniversary of its Date of Grant.

d. Each Stock Option shall specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary, the Performance Objectives that must be achieved, or any other conditions that must be satisfied, before the Stock Option or installments thereof will become exercisable. Such provisions shall be determined in the sole discretion of the Committee and need not be the same for each grant or for each Participant.

e. The Award Agreement shall specify whether the Exercise Price shall be payable to the Company: (i) in cash or its equivalent; (ii) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Stock Option having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless broker-assisted exercise that complies with all Applicable Laws, and (iv) by a combination of the foregoing methods. The Committee may limit any method of payment for administrative convenience, to comply with Applicable Laws, or otherwise.

f. The Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Option following termination of the Participant’s employment or provision of services to the Company and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Stock Options, and may reflect distinctions based on the reasons for termination.

g. Notwithstanding anything in this Section 5 to the contrary, Stock Options designated as ISOs shall not be eligible for treatment under the Code as ISOs, and shall instead be treated as Nonqualified Stock Options, to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the Date of Grant) with respect to which such Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Stock Options into account in the order in which they were granted, or (ii) such Stock Options otherwise remain exercisable but are not exercised within three (3) months after termination of employment (or such other period of time provided in Section 422 of the Code).

6. Stock Appreciation Rights.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to Participants in such number as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. Each SAR grant shall be evidenced by an Award Agreement and shall be subject to the following provisions:

a. The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee, in its sole discretion, and shall be at least equal to the Fair Market Value of a Share on the Date of Grant. The Grant Price of Tandem SARs shall be equal to the Exercise Price of the related Stock Option.

b. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of its Date of Grant.

c. Each Freestanding SAR shall specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary, the Performance Objectives that must be achieved, or any other conditions that must be satisfied, before the Freestanding SAR or installments thereof will become exercisable. Such provisions shall be determined in the sole discretion of the Committee and need not be the same for each grant or for each Participant.

d. Tandem SARs may be exercised for all or part of the Shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Stock Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

e. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by (ii) the number of Shares with respect to which the SAR is exercised. The payment upon the SAR exercise shall be in cash, Shares of equivalent value, or in some combination thereof, as determined by the Committee in its sole discretion. The determination of the Committee with respect to the form of payout of SARs shall be set forth in the Award Agreement pertaining to the grant of the Award.

f. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs granted pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7. Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant or sell Shares of Restricted Stock to Participants in such number as the Committee shall determine. Each grant or sale of Shares of Restricted Stock shall be evidenced by an Award Agreement and shall be subject to the following provisions:

a. Each grant or sale of Shares of Restricted Stock shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as provided in this Section 7.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per Share at the Date of Grant.

c. The Award Agreement shall specify the Period of Restriction for each Restricted Stock grant, which period shall be determined in the sole discretion of the Committee and need not be uniform among all Shares of Restricted Stock granted pursuant to this Plan.

d. During the applicable Period of Restriction, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

e. Unless otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

f. Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying Award.

g. Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.

h. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8. Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant or sell Restricted Stock Units to Participants in such number as the Committee shall determine. Each grant or sale of Restricted Stock Units shall be evidenced by an Award Agreement and shall be subject to the following provisions:

a. Each such grant or sale of Restricted Stock Units shall constitute the agreement by the Company to deliver Shares to the Participant following the end of the Period of Restriction in consideration of the performance of services.

b. Each such grant or sale of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per Share at the Date of Grant.

c. The Award Agreement shall specify the Period of Restriction for each Restricted Stock Unit grant, which period shall be determined in the sole discretion of the Committee and need not be uniform among all Shares of Restricted Stock granted pursuant to this Plan.

d. Each Award Agreement shall set forth the payment date for the Restricted Stock Units, which date shall not be earlier than the end of the applicable Period of Restriction.

e. The Committee, in its sole discretion, may pay earned Restricted Stock Units by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The determination of the Committee with respect to the form of payout of Restricted Stock Units shall be set forth in the Award Agreement pertaining to the grant of the Award.

9. Performance Units and Performance Shares.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Shares or Performance Units to Participants in such number as the Committee shall determine. Each grant of Performance Shares or Performance Units shall be evidenced by an Award Agreement and shall be subject to the following provisions:

a. Each Performance Unit shall have an initial value of $1.00. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set Performance Objectives in its sole discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units or Performance Shares that will be paid to the Participant. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant and need not be uniform among all Awards of Restricted Stock Units granted pursuant to this Plan.

b. The Award Agreement shall specify the Performance Period for each grant of Performance Shares and Performance Units, which period shall be determined in the sole discretion of the Committee and need not be uniform among all grants of Performance Shares and Performance Units pursuant to this Plan.

c. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payout on the value and number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved.

d. Each Award Agreement shall set forth the settlement for the Performance Shares and Performance Units, which date shall not be earlier than the end of the Performance Period and following the Committee’s determination of actual performance against the Performance Objectives and related goals established by the Committee.

e. Payment of earned Performance Shares shall be made in Shares equal to the value of the earned Performance Shares. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units. The determination of the Committee with respect to the form of payout of Performance Units shall be set forth in the Award Agreement pertaining to the grant of the Award.

10. Other Stock-Based Awards.

a. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant or sell Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Company. The Committee shall determine the terms and conditions of such awards, including the Period of Restriction, if applicable. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards, notes or other property, as the Committee shall determine.

b. Cash awards, as an element of or supplement to any other Award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

c. The Committee is authorized to grant Shares purely as a “bonus” and not subject to any restrictions or conditions, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

11. Dividend Equivalents.  At the discretion of the Committee, Awards granted pursuant to the Plan may provide Participants with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participants, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. No Dividend Equivalents shall relate to Shares underlying a Stock Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Stock Option or SAR to be subject to Section 409A of the Code.

12. Compliance with Section 409A.  Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

13. Compliance with Section 162(m).

a. The Committee may specify that the attainment of one or more of the Performance Objectives set forth in this Section 13 shall determine the degree of granting, vesting and/or payout with respect to Awards that the Committee intends will qualify for the Performance-Based Exception. In this case, the Performance Objectives shall be based on specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

b. Achievement of Performance Objectives in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period specified in the Award Agreement, and the goals shall be established not later than 90 days after the beginning of the Performance Period or, if less than 90 days, the number of days that is equal to 25% of the relevant Performance Period applicable to the Award.

c. Notwithstanding any other provision of this Plan, payment or vesting of any such Award shall not be made until the Committee certifies in writing that the applicable Performance Objectives and any other material terms of such Award were in fact satisfied in a manner conforming to applicable regulations under Section 162(m) of the Code. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated Performance Objectives, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated Performance Objectives.

14. Transferability.

a. Except as otherwise determined by the Board or the Committee pursuant to the provisions of Section 14(c), no Award or Dividend Equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Company as the Board or the Committee may determine; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued under such Award. Except as otherwise determined by the Committee, Stock Options and SARs will be exercisable during a Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

b. The Committee may specify at the Date of Grant that part or all of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Stock Options or SARs, upon the termination of the Period of Restriction applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, will be subject to further restrictions on transfer.

c. Notwithstanding Section 14(a), the Board or the Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

15. Adjustments.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R), such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend the Committee shall cause there to be an equitable adjustment in the numbers of Shares specified in Section 2 of this Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, Grant Price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Committee may, in its sole discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 15 that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

16. Fractional Shares.  The Company shall not be required to deliver any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

17. Withholding Taxes.  To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or SAR exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant upon exercise of the Stock Option or SAR or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a Fair Market Value equal to the minimum amount required to be withheld or paid. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

18. Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

19. Change in Control.  Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

a. To the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Performance Objectives with respect to outstanding Awards shall be deemed to be satisfied at target, in each case effective as of immediately prior to the Change in Control.

b. To the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control, any outstanding Awards that are subject to Performance Objectives shall be converted by the resulting entity, as if target performance had been achieved as of the date of the Change in Control, and each award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall continue to be subject to a “substantial risk of forfeiture” for the remaining applicable Period of Restriction, (iii) Restricted Stock Units shall continue to vest during the Period of Restriction, and (iv) all other Awards shall continue to vest during the applicable vesting period, if any. Notwithstanding the preceding sentence, if a Participant’s service is terminated without Cause by the Company, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with the Company, any of its Subsidiaries or the resulting entity for Good Reason, in either case, during the two-year period commencing on a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable upon such termination.

c. Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, provide that (i) all outstanding Stock Options and SARs shall be terminated upon the occurrence of a Change in Control and that each Participant shall receive, with respect to each Share subject to such Stock Options or SARs, an amount in cash equal to the excess of the Fair Market Value of a Share immediately prior to the occurrence of the Change in Control over the Stock Option Exercise Price or the SAR Grant Price; and (ii) Stock Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment therefor if the Fair Market Value of a Share as of the date of the Change in Control is less than the Stock Option Exercise Price or the SAR Grant Price.

d. Notwithstanding any provision of this Plan to the contrary, and except as otherwise provided in the Award Agreement: (i) if an Award is considered a “deferral of compensation” (as such term is defined under Section 409A of the Code), (ii) the Award becomes vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control, and (iii) either such Change in Control is not treated as a change in ownership of the Company, a change in the effective control of the Company or a change in the effective ownership of a substantial portion of the Company’s assets as described in Treasury regulations issued under Section 409A of the Code or payment of the Award is not otherwise permitted upon the Change in Control under Section 409A of the Code without the imposition of taxes and penalties, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (A) the Participant’s “separation from service” with the Company (within the meaning of Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Company, (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (C) the Participant’s death.

20. Amendment, Modification and Termination.

a. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan to continue to comply with the NASDAQ Global Market rules or any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b. The Committee may in its sole discretion at any time that all or a portion of a Participant’s Stock Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, or may waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare. The decisions by the Committee under this Section 20(b) need not be uniform among all Participants or Awards. Unless otherwise determined by the Committee, any such adjustment that is made with respect to an Award that is intended to qualify for the Performance-Based Exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception. Additionally, the Committee shall not make any adjustment pursuant to this Section 20(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A; or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

c. Except for adjustments made pursuant to Section 15, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Stock Option or SAR to reduce the Exercise Price or Grant Price, respectively. No Stock Option or SAR will be cancelled and replaced with awards having a lower Exercise Price or Grant Price, respectively, or for another Award, or for cash without further approval of the shareholders of the Company, except as provided in Section 15. Furthermore, no Stock Option or SAR will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the shareholders of the Company. This Section 20(c) is intended to prohibit the repricing of “underwater” Stock Options or SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 15 of this Plan.

d. Notwithstanding any other provision of this Plan to the contrary (other than Section 20(e)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award. Notwithstanding the preceding sentence, any ISO granted under the Plan may be modified by the Committee to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code.

e. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future Applicable Law (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated there under.

21. Applicable Laws.  The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required.

22. Substitute Awards for Awards Granted by Other Entities.  Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by Applicable Law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

23. Miscellaneous.

a. Except with respect to Stock Options and SARs, the Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of Dividend Equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b. Directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, a designated portion (as determined by the Committee from time-to-time) of their annual retainer, meeting fees or other fees in Restricted Stock Units in lieu of cash. Any such election shall comply with Section 409A of the Code, if applicable. The election, if subject to Section 409A of the Code, (i) shall apply to the annual retainer, meeting fees, or other fees earned during the period to which it pertains (the “Plan Year”), and (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any Plan Year, which must be no later than the last business day of the calendar year immediately preceding the calendar year in which that Plan Year commences, in order to cause that Plan Year’s annual retainer, meeting fees, or other fees to be subject to the provision of this Plan. Any such election is irrevocable on the last day set by the administrator for making elections.

c. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

d. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

e. This Plan and each Award Agreement shall be governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

f. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

g. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

h. No Participant or any eligible Participant shall have any claim to be granted any Award under the Plan. None of the Company, its Subsidiaries or the Committee is obligated to treat Participants or eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible Participants who receive, or are eligible to receive, Awards (whether or not such eligible Participants are similarly situated).

i. No Participant shall have any rights as a shareholder with respect to any Shares subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Shares upon the stock records of the Company.

j. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary unless provided otherwise in such other plan.

k. All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award agreements shall be deemed to refer to such successors.

GLOSSARY OF DEFINED TERMS

Definitions.  As used in the Plan, the following definitions shall apply.

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the Applicable Laws of any other country or jurisdiction where Awards are granted under this Plan.

“Award” means a Nonqualified Stock Option, Incentive Stock Option, SAR, Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, Other Stock-Based Awards and Dividend Equivalent granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either: (i) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan; or (ii) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between the Participant and the Company or any Subsidiary. If the Participant is not a party to an employment agreement with the Company or any Subsidiary, or “Cause” is not defined in such employment agreement, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean: (i) the willful and continued failure by the Participant to substantially perform his normal duties (other than any such failure resulting from Participant’s disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice; (ii) the Participant’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or (iii) the willful engaging by the Participant in gross negligence materially and demonstrably injurious to the Company. However, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company.

“Change in Control” means (except as may be otherwise prescribed by the Committee in the Award Agreement):

a. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

b. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of two (2) consecutive years (not including any period prior to the Effective Date) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c. Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.

“Company” has the meaning given such term in Section 1 of this Plan and any successor thereto.

“Consultant” means an independent contractor who (i) performs services for the Company or a Subsidiary in a capacity other than as an Employee or Director and (ii) qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 Registration Statement.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. In no event shall the Date of Grant be earlier than the Effective Date.

“Director” means any individual who is a member of the Board who is not an Employee.

“Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been delivered, as described in Section 11.

“Effective Date” has the meaning given such term in Section 1 of this Plan.

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to a Stock Option.

“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) the closing sale price per Share as reported on the principal exchange on which Shares are then trading, if any, or if applicable the NASDAQ Global Market, or if there are no sales on such day, on the next preceding trading day during which a sale occurred; and (ii) in the absence of such markets for the Shares, the Fair Market Value shall be determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A of the Code), and such determination shall be conclusive and binding for all purposes.

“Free-Standing SAR” means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is not granted in tandem with an Stock Option.

“Good Reason” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between the Participant and the Company or any Subsidiary. If the Participant is not a party to an employment agreement with the Company or any Subsidiary, or “Good Reason” is not defined in such employment agreement, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean: (i) any material reduction in the Participant’s base compensation and incentive compensation opportunities (to the extent such incentive compensation opportunities are a regular and substantial part of the Participant’s base compensation) below the amount in effect immediately before the Change in Control or, if higher, the amount in effect before any reduction in the Participant’s base compensation and incentive compensation opportunities made in contemplation of the Change in Control, (ii) any material reduction in the Participant’s duties, responsibilities, or position with respect to the Company from the duties, responsibilities, or position as in effect immediately before the Change in Control or as in effect immediately before any reduction in any such item made in contemplation of the Change in Control, or (iii) any shift of the Participant’s principal place of employment with the Company to a location that is more than fifty (50) miles (by straight line measurement) from the site of the Company’s headquarters at the relevant time. The Participant shall have a voluntary termination for Good Reason only if: (A) the Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (B) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (C) Participant’s “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6, used to determine whether there is any payment due upon exercise of the SAR.

“Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 4 who holds one or more outstanding Awards.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Objectives” means the measurable performance objective or objectives established by the Committee pursuant to this Plan. Any Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select

Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of the listed factors.

“Performance Period” means the period during which a Performance Objective must be met.

“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of this Plan.

“Period of Restriction” means the period during which Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Objectives, or upon the occurrence of other events as determined by the Committee, at its discretion), as provided in Sections 7, 8 and 10 herein.

“Plan” means this Premier Exhibitions, Inc. 2009 Equity Incentive Plan, as amended from time to time.

“Restricted Shares” means Shares granted or sold pursuant to Section 7 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 7 has expired.

“Restricted Stock Units” means a grant of the right to receive Shares or cash at the end of a specified Period of Restriction made pursuant to Section 8 of this Plan.

“SEC” means the United States Securities and Exchange Commission.

“Share” means share of common stock of the Company, $ $0.0001 par value per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 15 of this Plan.

“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 6 of this Plan, and shall include both Tandem SARs and Free-Standing SARs.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 5. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” has the meaning given to such term in Section 424(f) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

“Tandem SAR” means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is granted in tandem with an Stock Option.

“Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

[END OF DOCUMENT]

Preliminary Copy — Subject to Completion Dated June 30, 2009
▼   TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE   ▼

Please mark votes as in this example	☒	OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 5.						FOR	AGAINST	ABSTAIN

1.	To elect as directors the seven nominees named below and recommended by our board of directors to serve until the 2010 annual meeting of shareholders and until the subsequent election and qualification of their respective successors.		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	2.
To approve the issuance of our common stock upon conversion of our notes held by Seilers Capital Master Fund, Ltd. and SAF Capital Fund LLC in the aggregate principal amount of $12.0 million, to allow us to comply with the listing rules of the NASDAQ Global Market.
								☐	☐	☐

	Nominees: 1) William M. Adams 2) Douglas Banker 3) Christopher J. Davino 4) Jack Jacobs	5) Mark A. Seilers 6) Bruce Steinberg 7) Samuel S. Weiser	☐	☐	☐	3.
To approve an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million to 65 million shares, to enable the full conversion of the notes, which are the subject of Proposal No. 2, the issuance of shares under our proposed 2009 Equity Incentive Plan, which is the subject of Proposal No. 4, and for other corporate purposes.

								☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) on the line below.

4. 5.
To approve our proposed 2009 Equity Incentive Plan.

To ratify the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending February 28, 2010.
								☐ ☐	☐ ☐	☐ ☐

						6.	To transact such other business as may properly come before the annual meeting or at any adjournments thereof.

Please sign exactly as name appears below. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: , 2009

Signature

Signature (if held jointly)
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

If you have any questions or need assistance in voting your shares, please call:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Toll Free: (866) 828-6934
Banks & Brokers call: (201) 806-7300
▼     PLEASE DETACH PROXY CARD HERE     ▼

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PREMIER EXHIBITIONS, INC.
3340 PEACHTREE ROAD, N.E.
SUITE 2250
ATLANTA, GEORGIA 30326
PROXY
Proxy Solicited on Behalf of the Board of Directors.
     The undersigned, revoking any proxy previously given for the Annual Meeting described below, hereby appoints Christopher J. Davino and Robert A. Brandon, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Premier Exhibitions, Inc., to be held at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326 on Thursday, August 6, 2009, at 10:00 a.m., local time, or at any adjournment or postponement thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.
          The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE SEVEN NAMED DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 THROUGH 5. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual Meeting.
(Continued and to be signed and dated on the reverse side)

SEE REVERSE SIDE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Premier Exhibitions, Inc.:

We have audited the accompanying consolidated balance sheet of Premier Exhibitions, Inc. and subsidiaries (the “Company”) as of February 29, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the two years in the period ended February 29, 2008. We also have audited the Company’s internal control over financial reporting as of February 29, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statement included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and the principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted principals. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflects the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting of future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Exhibitions, Inc. and Subsidiaries as of February 29, 2008, and the results of their operations and their cash flows for each of the two years in the period ended February 29, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 29, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/  Kempisty & Company CPAs, P.C.
Kempisty & Company
Certified Public Accountants, P.C.

New York, New York
May 7, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Premier Exhibitions, Inc.:

We have audited the accompanying consolidated balance sheet of Premier Exhibitions, Inc. and subsidiaries (the Company) as of February 28, 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the year ended February 28, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Exhibitions, Inc. and subsidiaries at February 28, 2009 and the results of their operations and their cash flows for the year ended February 28, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of February 28, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 7, 2009 expressed an unqualified opinion thereon.

/s/  Cherry, Bekaert & Holland, L.L.P.
Cherry, Bekaert & Holland

Atlanta, Georgia
May 7, 2009